Exhibit 2.2
Pursuant to Item 601(b)(10)(iv) of Regulation S-X, this exhibit omits certain information, identified by [*], that is not material and that the registrant treats as private or confidential.

EXECUTION VERSION
PRIVATE AND CONFIDENTIAL

MEMBERSHIP INTEREST PURCHASE AGREEMENT
BETWEEN
YUM CHINA HOLDINGS, INC.
AND
YUM! BRANDS, INC.
Dated as of June 16, 2026

Page
Section 1.1    Definitions    1
Section 1.2    Other Definitional Provisions and Interpretation; Schedules    10
ARTICLE II SALE AND PURCHASE OF THE INTERESTS; CLOSING    11
Section 2.1    Sale and Purchase of the Interests    11
Section 2.2    Closing    11
Section 2.3    Payments by Purchaser    12
Section 2.4    Deliveries by Purchaser    12
Section 2.5    Deliveries by Seller    12
ARTICLE III PURCHASE PRICE    13
Section 3.1    Purchase Price    13
Section 3.2    Withholding    13
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER    14
Section 4.1    Organization and Authorization of Seller and Seller Parties.    14
Section 4.2    Ownership of the Interests    14
Section 4.3    No Violation; Governmental Consents.    15
Section 4.4    Organization and Corporate Power.    15
Section 4.5    Interests; Subsidiaries.    16
Section 4.6    No Undisclosed Liabilities    17
Section 4.7    Intellectual Property.    17
Section 4.8    Material Contracts    19
Section 4.9    Taxes    19
Section 4.10    Proceedings and Orders.    20
Section 4.11    Compliance with Laws    21
Section 4.12    No Other Operations    21
Section 4.13    Brokers    21
Section 4.14    Sufficiency of Assets    21
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER    22
Section 5.1    Organization and Authorization of Purchaser and Purchaser Parties.    22
Section 5.2    No Violation; Governmental Consents; No Extra-Territorial Operations.    22

-i-

(continued)
Page
Section 5.3    Proceedings and Orders    23
Section 5.4    Availability of Funds.    23
Section 5.5    Securities Law Matters    23
Section 5.6    Brokers    24
Section 5.7    Solvency    24
Section 5.8    Compliance with Laws    24
Section 5.9    Legal Status    24
Section 5.10    Anti-Money Laundering    24
ARTICLE VI PRE-CLOSING COVENANTS AND AGREEMENTS    24
Section 6.1    Conduct Pending the Closing    24
Section 6.2    Consents and Approvals.    26
Section 6.3    Resignations; POA Terminations    27
Section 6.4    Payment of Indebtedness    28
Section 6.5    Settlement of Current Liabilities    28
Section 6.6    Notification of Certain Matters; Access to Books and Records.    28
ARTICLE VII ADDITIONAL COVENANTS AND AGREEMENTS    28
Section 7.1    Taxes.    28
Section 7.2    Books and Records; Access and Assistance.    34
Section 7.3    Confidentiality    35
Section 7.4    Release    36
Section 7.5    Financing.    36
Section 7.6    Pizza Hut MLA    39
Section 7.7    Seller Insurance    40
Section 7.8    Certain Post-Closing Deliveries    42
Section 7.9    Rest of World Sale    42
Section 7.10    Certain IP Costs    43
ARTICLE VIII CONDITIONS TO CLOSING    43
Section 8.1    Conditions to Each Party’s Obligations    43
Section 8.2    Additional Conditions to Obligations of Purchaser    43
Section 8.3    Additional Conditions to Obligations of Seller    44

-ii-

(continued)
Page
Section 8.4    Frustration of Closing Conditions    44
ARTICLE IX TERMINATION    45
Section 9.1    Termination    45
Section 9.2    Effect of Termination    46
ARTICLE X NO SURVIVAL; ACKNOWLEDGMENTS; RELATED MATTERS    46
Section 10.1    Survival    46
Section 10.2    Acknowledgment    47
Section 10.3    Exclusive Remedy    48
Section 10.4    R&W Insurance Policy    50
ARTICLE XI MISCELLANEOUS    51
Section 11.1    Expenses    51
Section 11.2    Prevailing Party    51
Section 11.3    Amendments; Waivers    51
Section 11.4    Notices    51
Section 11.5    United States Dollars    52
Section 11.6    Assignment    52
Section 11.7    No Third Party Beneficiaries    53
Section 11.8    Publicity    53
Section 11.9    Further Assurances    53
Section 11.10    Severability    54
Section 11.11    Entire Agreement    54
Section 11.12    No Strict Construction    54
Section 11.13    GOVERNING LAW; CHOICE OF LAW    54
Section 11.14    Exclusive Jurisdiction and Venue; WAIVER OF JURY TRIAL.    54
Section 11.15    Specific Performance    55
Section 11.16    Legal Representation    56
Section 11.17    No Waiver of Privilege; Protection from Disclosure or Use    57
Section 11.18    Counterparts    57

-iii-

EXHIBITS

Exhibit A    A&R KFC/TB MLA
Exhibit B    Co-Existence Agreement
Exhibit C    IP Confirmation and Sale and Assignment Agreement
Exhibit D    Pizza Hut PRC License Agreement

SCHEDULES

Schedule 2.5(h)    Terminating Intercompany Agreements
Schedule 4.1    Organization and Authorization of Seller and Seller Parties
Schedule 4.2    Ownership of the Interests
Schedule 4.5(b)    Subsidiaries; Liens
Schedule 4.6    Company Liabilities
Schedule 4.7(a)    Company Registered IP
Schedule 4.7(d)    Company Licensed IP
Schedule 4.7(e)    Infringement Claims
Schedule 4.7(f)    Intellectual Property Proceedings
Schedule 4.8(a)    Material Contracts
Schedule 4.8(b)    Surviving Intercompany Agreements
Schedule 4.12    No Other Operations
Schedule 6.1    Conduct Pending Closing; Asset Contribution
Schedule 6.2    Obligation to Obtain Consents
Schedule 6.4    Payment of Indebtedness
Schedule 6.5    Settlement of Current Liabilities

-iv-

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This MEMBERSHIP INTEREST PURCHASE AGREEMENT is made as of June 16, 2026, between Yum China Holdings, Inc., a Delaware corporation (“Purchaser”), and Yum! Brands, Inc., a North Carolina corporation (“Seller”). Purchaser and Seller are each sometimes referred to in this Agreement as a “Party,” and collectively as the “Parties.” Certain capitalized terms used in this Agreement have the meanings set forth in ARTICLE I.
PRELIMINARY STATEMENTS
A.Seller owns indirectly all of the outstanding membership interests of Yum! International Finance Company, LLC, a Delaware limited liability company (“YIFC”), which in turn owns beneficially and of record all of the outstanding membership interests (the “Interests”) of Willow Glade Investments, LLC, a Delaware limited liability company (the “Company”), which constitute all of the issued and outstanding Equity Interests of the Company.
B.Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the Interests, upon the terms and subject to the conditions contained in this Agreement.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in this Agreement, Seller and Purchaser agree as follows:
ARTICLE I
DEFINITIONS; INTERPRETATION
Section 1.1Definitions. The following terms shall have the following meanings for purposes of this Agreement:
“367(d) Receivable” has the meaning set forth in Section 7.1(i)(iv).
“A&R KFC/TB MLA” means that certain Amended and Restated Master License Agreement, by and between YRI China Franchising, LLC (“YRICF”) and Yum Restaurants Consulting (Shanghai) Company Limited (“YCCL”), in the form attached hereto as Exhibit A.
“Acquired Companies” means the Company and each of its Subsidiaries (direct or indirect).
“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by such specified Person. The term “control” (including its correlative meanings “under common control with” and “controlled by”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities or partnership or other interests, by contract, or otherwise. For the avoidance of doubt, no franchisee, licensee or sublicensee shall be deemed to be an Affiliate of Seller, Purchaser, or the Company by virtue of such franchise, license or sublicense.
“Agreement” means this Membership Interest Purchase Agreement, including all Exhibits and Schedules.

“Allocation Schedule” has the meaning set forth in Section 7.1(i)(iii).
“Available Insurance Policy” has the meaning set forth in Section 7.7.
“Business Day” means any day other than a Saturday, Sunday, or a day on which all banking institutions of New York, New York or Shanghai, PRC are authorized or obligated by Law or executive order to close.
“Check-the-Box Election” has the meaning set forth in Section 7.1(i)(i).
“Cherry Glade” means Cherry Glade Ventures, Ltd., a Malta limited liability company bearing company registration number C 113952.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Notice” has the meaning set forth in Section 9.1(e)(ii).
“Code” means the United States Internal Revenue Code of 1986.
“Co-Existence Agreement” means that certain Co-Existence Agreement, in the form attached hereto as Exhibit B.
“Company” has the meaning set forth in the preliminary statements to this Agreement.
“Company Intellectual Property” means all Company Owned IP and Company Licensed IP.
“Company Licensed IP” means all Intellectual Property licensed to any of the Acquired Companies.
“Company Owned IP” means all Intellectual Property owned or purported to be owned by any of the Acquired Companies, including all Intellectual Property assigned to the Company pursuant to the IP Confirmation and Assignment Agreement, the Consent of Assignment and the Trademark Assignment Agreement.
“Company Registered IP” has the meaning set forth in Section 4.7(a).
“Confidentiality Agreement” has the meaning set forth in Section 7.3.
“Consent” means a consent, authorization, waiver, or approval of, or a filing, notification, or registration with, a Person.
“Consent of Assignment” means that certain Consent of Assignment, dated as of February 5, 2026, by and between PHILLC, as assignor thereunder, and the Company, as assignee thereunder.

“Contract” means any contract, subcontract, agreement, franchise agreement, lease (whether for real or for personal property), license, sublicense, sales order, purchase order, indenture, mortgage, note, bond, guaranty, or other arrangement, whether written or oral.
“Credit Agreement” means that certain Credit Agreement, dated as of June 16, 2016, by and among Pizza Hut Holdings, LLC, KFC Holding Co. and Taco Bell of America, LLC, as the Borrowers (as defined in the Credit Agreement), JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (each as defined in the Credit Agreement), and the Lenders (as defined in the Credit Agreement) party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Current Liabilities” means obligations that would be classified as current liabilities in accordance with United States generally accepted accounting principles, including accounts payable, accrued expenses, intercompany payables, intercompany billings, amounts owing under cost sharing arrangements, licensing fees, intercompany loans (and any accrued interest thereon), but excluding any liabilities for Taxes.
“Data Room” means the virtual data room, having the name “Project Baseball,” established by Seller in connection with the transactions contemplated by this Agreement.
“Disclosure Schedules” means the Disclosure Schedules delivered by Seller to Purchaser in connection with, and constituting a part of, this Agreement.
“Dollars” or numbers preceded by the symbol “$” mean amounts in United States Dollars.
“Enforceability Limitations” means limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency (or similar pre-insolvency concepts), fraudulent transfer, reorganization, moratorium, and other similar Laws relating to or affecting creditors’ rights generally from time to time in effect or general principles of equity (including concepts of materiality, reasonableness, good faith, and fair dealing with respect to those jurisdictions that recognize such concepts).
“Equity Interests” means (a) shares of capital stock, limited liability company membership interests, partnership interests, or other equity interests of an entity, as applicable, (b) any options, warrants, or other securities exercisable for or convertible into any of the securities described in clause (a), and (c) any right to acquire, whether by warrant, subscription agreement, option or otherwise, any of the securities or interests described in clauses (a) or (b).
“Existing Agreements” means any agreements between or among Seller and its Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand, in effect immediately prior to the execution of this Agreement that remain in effect following the Closing between Seller and its Affiliates (after giving effect to the Closing), on the one hand, and Purchaser and its Affiliates (after giving effect to the Closing), on the other hand.
“Financing Indemnified Parties” has the meaning set forth in Section 7.5(c).

“Firm” has the meaning set forth in Section 7.1(i)(iii).
“Formation Date” means (a) with respect to the Company, November 13, 2025 and (b) with respect to each of Walnut Glade and Cherry Glade, November 26, 2025.
“Fraud” means, with respect to a Person, the knowing and intentional common law fraud of such Person under the laws of the State of Delaware in the making of an express representation or warranty contained in this Agreement, any Related Agreement, or any certificate delivered by such Person at Closing pursuant to this Agreement. “Fraud” does not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, unjust enrichment or any torts or other claim based on negligence or recklessness (including based on constructive knowledge or negligent misrepresentation).
“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Authorization of Seller and Seller Parties), Section 4.2 (Ownership of the Interests), Section 4.4 (Organization and Corporate Power), Section 4.5 (Interests; Subsidiaries), Section 4.12 (No Other Operations), Section 4.13 (Brokers), Section 5.1 (Organization and Authorization of Purchaser and Purchaser Parties), and Section 5.6 (Brokers).
“Governing Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of incorporation, formation or organization and any joint venture, limited liability company, operating or partnership agreement, memorandum and articles of association, and other similar documents adopted or filed in connection with the creation, formation or organization of any such Person and (ii) all bylaws, voting agreements, stockholder agreements, investor rights agreements and similar documents, instruments or agreements relating, in each case, to the organization or governance of such Person, or the transfer of securities of such Person, in each case, as amended, restated, supplemented or otherwise modified.
“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, provincial, local, municipal, ex-U.S., international, or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal).
“Guaranty” means that certain Purchaser Guaranty in the form attached to the A&R KFC/TB MLA, guaranteeing the obligations of YCCL under the A&R KFC/TB MLA.
“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness for borrowed money of such Person; (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (c) all obligations of such Person under capital leases; (d) all obligations of such Person for the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business); (e) all obligations of such Person in respect of interest rate or currency swap, cap, floor, collar or similar hedging transactions; (f) all guarantees by such Person of any of the foregoing obligations of any other Person; and (g) all accrued and unpaid interest, premiums, penalties, breakage costs, make-whole amounts, and other similar costs, fees and expenses payable in respect of any of the foregoing.
“Intellectual Property” means all intellectual property rights as they exist in any jurisdiction throughout the world, whether registered or unregistered, or published or unpublished, including the following: (a) patents, patent applications and similar rights, including all provisionals, reissues, divisionals, continuations, continuations-in-part, substitutions, reexaminations and extensions and counterparts thereof; (b) trademarks, service marks, service names, trade dress, corporate names, logos, slogans and other source or business identifiers, including all registrations and applications thereto and any renewals and extensions of any of the foregoing, together with all of the goodwill associated with each of the foregoing (collectively, “Trademarks”); (c) copyrightable works and copyrights and all moral rights, including all registrations and applications thereto and any reversions, renewals and extensions thereof (collectively, “Copyrights”); (d) trade secrets, proprietary information and know-how, including all inventions, methods, processes, designs, concepts, show-how, studies, plans, reports, analyses, compilations, strategies, programs, software, source code, documentation, algorithms, models, formulae, reports, data, and technology; (e) internet domain names and social media accounts and handles; and (f) Software and database rights.
“Intended Tax Treatment” has the meaning set forth in Section 7.1(i)(iv).
“Intercompany Agreements” means any Contract between or among any Acquired Company, on the one hand, and Seller or any of its Affiliates (other than the Acquired Companies), on the other hand.
“Interests” has the meaning set forth in the preliminary statements to this Agreement.
“IP Confirmation and Assignment Agreement” means that certain IP Confirmation and Sale and Assignment Agreement, in the form attached hereto as Exhibit C.
“Law” means any law, rule, statute, ordinance, code, regulation, judgment, order, decree, or other pronouncement having the effect of law of any Governmental Authority.
“Law Firm” has the meaning set forth in Section 11.16.
“Liability” means any debt, liability, commitment, or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, incurred or consequential, known or unknown, and whether due or to become due, including those arising under any Contract, Law, or Order and including any guaranties of any other Person’s commitments or obligations.

“Lien” means, with respect to any specific asset, any lien, security interest, charge, deed of trust, encumbrance, mortgage, pledge, option, license, right of first refusal or hypothecation, in each case, whether voluntarily incurred or arising by operation of Law.
“Maltese Rate Reduction” shall mean the reduction in the effective corporate income Tax rate of the Acquired Companies under the income Tax Law of Malta below the statutory rate of thirty-five percent (35%), regardless of how effectuated (including through a refund payable to a shareholder of an Acquired Company upon a distribution of a dividend by such Acquired Company).
“Material Contracts” has the meaning set forth in Section 4.8(a).
“Non-Recourse Party” means, with respect to a Party, any of such Party’s former, current and future equityholders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).
“Order” means any order, judgment, decree, injunction, stipulation, settlement, decision, or consent order issued or entered by or with any Governmental Authority, whether preliminary, interlocutory or final.
“Outside Date” has the meaning set forth in Section 9.1(b).
“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.
“Permitted Liens” means: (a) Liens for or in respect of Taxes or other governmental charges that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (b) with respect to the Interests, restrictions on transfer imposed under applicable securities Laws; (c) Liens that will be terminated at or prior to the Closing (including under the Credit Agreement); (d) the Pizza Hut MLA and any other franchises, licenses, sublicenses and other rights to Intellectual Property or other Liens granted or created by Purchaser or its Subsidiaries or by the operation of the Pizza Hut PRC Business by Purchaser or its Subsidiaries or its or their licenses or sublicenses or granted by an Acquired Company to another Acquired Company; (e) Liens granted to any lender at the Closing pursuant to any financing by Purchaser or its Subsidiaries of the transaction contemplated hereby; and (f) excluding Liens on Intellectual Property, Liens on any particular asset that are not material to the value or ability to use such asset.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, Governmental Authority, unincorporated organization, or other legal entity.
“PHILLC” means Pizza Hut International, LLC, a Delaware limited liability company.
“PHLLC” means Pizza Hut, LLC, a Delaware limited liability company.

“Pizza Hut Brand” means the brand and business names currently known as “Pizza Hut” and “必胜客” (Bì Shèng Kè) including its icon, the “Red Roof” and its sub-brands and sub-concepts “必胜客Pizzeria/Pizza Hut Pizzeria”, “必胜客WOW/Pizza Hut Wow”, “必胜X’press/Pizza Hut X’press”, “必胜宅急送/Pizza Hut Delivery”, “英集荟/Les Elites by Pizza Hut”, “必胜优选/BI SHENG YOU XUAN”, “必胜饼行/BI SHENG BING HANG”, “至尊宅/Zhi Zun Zhai”, “必胜汉堡/V-Burger”, and “必胜炙烤串/V-Grill”.
“Pizza Hut Global Business” means the business of the development, ownership, operation, promotion, support, franchising and licensing of restaurants identified by the brand Pizza Hut (including its icon the Red Roof) or any sub-brand thereof anywhere in the world, including the Pizza Hut PRC Business.
“Pizza Hut MLA” means that certain Master License Agreement, effective as of October 31, 2016, as amended, between Cherry Glade (as assignee of YRICF with respect to the Pizza Hut concept) and YCCL.
“Pizza Hut PRC Business” means the business of the development, ownership, operation, promotion, support, franchising and licensing of Restaurants identified by the Pizza Hut Brand in the PRC.
“Pizza Hut PRC License Agreement” means that certain Pizza Hut PRC License Agreement, in the form attached hereto as Exhibit D.
“PRC” means The People’s Republic of China, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.
“Pre-Closing Tax Refund” has the meaning set forth in Section 7.1(g).
“Predecessor Company” has the meaning set forth in Section 7.5(b)(vii).
“Proceeding” means a suit, action, arbitration, or proceeding, at law or in equity, by or before a Governmental Authority.
“Purchase Price” has the meaning set forth in Section 3.1.
“Purchaser” has the meaning set forth in the preamble to this Agreement.
“Purchaser’s Knowledge” means the actual knowledge, after reasonable inquiry of direct reports with responsibility for the matters in question, if any, of the following individual: Pingping Liu.
“Purchaser Parties” means each Affiliate of Purchaser that is to be a party to a Related Agreement.

“R&W Insurance Policy” means any representations and warranties insurance policy obtained by Purchaser in connection with the transactions contemplated by this Agreement.
“Registered IP” means all (a) patent registrations and applications therefor, (b) Trademark registrations and applications therefor, (c) Copyright registrations and applications therefor and (d) domain name registrations, in each case of (a) through (d) that are registered, issued or subject to an application for registration or issuance before any Governmental Authority or internet domain name registrar.
“Related Agreement” means any Contract that is to be entered into at the Closing or otherwise pursuant to this Agreement on or prior to the Closing Date, including the A&R KFC/TB MLA, the Guaranty, the Co-Existence Agreement, the IP Confirmation and Assignment Agreement, and the Pizza Hut PRC License Agreement. The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements,” or other similar expression.
“Released Parties” has the meaning set forth in Section 7.4.
“Releasing Parties” has the meaning set forth in Section 7.4.
“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, managers, employees, agents, representatives, insurance providers, and advisors.
“Restaurant” means each of the retail restaurant facilities that is primarily identified by the Pizza Hut Brand and that conducts the offer and sale of products and services through dine-in, carry-out, catering, delivery, kiosk, on-line methods of distribution (including digital stores on e-commerce platforms), and centralized kitchens/commissaries, including the offer of premiums, and all other related promotional activities (but does not include the sale of any products for resale).
“ROW Closing” has the meaning set forth in Section 7.9.
“ROW Group Companies” has the meaning set forth in the Co-Existence Agreement.
“ROW Purchase Agreement” means the purchase agreement governing the consummation of the ROW Closing.
“ROW Purchaser” means the party designated as “Purchaser” under the ROW Purchase Agreement.
“Sanctioned Person” means, at any time, (a) any Person listed in any sanctions-related list of designated Persons maintained by the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, or by the United Nations Security Council, His Majesty’s Treasury or any other relevant sanctions authority, (b) any Person incorporated or operating in a country, region or territory which is or whose government is the subject or target of country-wide sanctions (as of the date hereof, the Crimea region of Ukraine, Cuba, Iran, North Korea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic), or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable Laws, rules, regulations, or orders).
“Section 338(g) Election” has the meaning set forth in Section 7.1(i)(i).
“Section 338(g) Election Forms” has the meaning set forth in Section 7.1(i)(ii).
“Securities Act” means the Securities Act of 1933.
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Affiliated Group” means any affiliated, consolidated, combined, unitary or similar group of which any Acquired Company is or was a member together with Seller or any Affiliate thereof (other than any Acquired Company) on or prior to the Closing Date for Tax purposes.
“Seller Parties” means Seller, YIFC, and each Affiliate of Seller that is to be a party to a Related Agreement (other than the Acquired Companies).
“Seller’s Knowledge” means the actual knowledge, after reasonable inquiry of direct reports with responsibility for the matters in question, if any, of the following individuals: Larisa Colton, Amelia John, Steven Liu, and, solely with respect to Section 4.10, Erika Burkhardt.
“Software” means: (a) computer programs, including software implementation of algorithms, models and methodologies, whether in source-code, object-code, or human readable or other form, including firmware, operating systems, and specifications; (b) database software that is accessed using computer programs; (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons; and (d) documentation, including programmer notes, user manuals, and training materials, relating to such computer programs.
“Straddle Period” means a taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any Person of which a majority of the total voting securities entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, corporation, association or other business entity of which a majority of the partnership, limited liability company, corporation or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, corporation, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director, member or general partner of such partnership, limited liability company, association or other business entity.
“Surviving Intercompany Agreements” means those Intercompany Agreements set forth on Schedule 4.8(b).
“Tax” means (a) any United States, federal, state, local or non-U.S. income, gross receipts, capital stock, franchise, profits, withholding, social security, value added or ad valorem, net worth, payroll, employment or unemployment, disability, real property, personal property, unclaimed property or escheat, stamp, excise, documentary, occupation, sales, use, transfer, alternative minimum, estimated or other similar tax, tariff, or duty including any interest, penalty or addition thereto and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis, as a result of any obligation under any agreement or arrangement (including any Tax sharing arrangement), as a result of being a transferee or successor, or by contract or otherwise.
“Tax Return” means any return, claims for refund, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.
“Trademark Assignment Agreement” means that certain Trademark Sale and Assignment Agreement, effective as of February 5, 2026, by and between PHILLC, as assignor thereunder, and the Company, as assignee thereunder.
“Transaction Privileged Materials” has the meaning set forth in Section 11.16.
“Transaction Privileges” has the meaning set forth in Section 11.16.
“Transfer Taxes” means all transfer, documentary, direct or indirect real property, intangible, stamp, filing, registration and other similar taxes imposed on or arising from the transfer of the Interests and all conveyance fees, recording fees and other similar charges directly related to such transfer (all including penalties, interest and other charges with respect thereto).
“Walnut Glade” means Walnut Glade Management Ltd., a Malta limited liability company bearing company registration number C 113954.
“Willful Breach” means a material breach of a representation, warranty, covenant or agreement set forth in this Agreement by a Party that was the consequence of an act or omission by such Party with the actual knowledge that the taking of such act or failure to take such act would constitute or result in a material breach of this Agreement.

“Wrong Pockets Asset” has the meaning set forth in Section 11.9(b).
“YCCL” means Yum Restaurants Consulting (Shanghai) Company Limited.
“YIFC” has the meaning set forth in the preliminary statements to this Agreement.
Section 1.2Other Definitional Provisions and Interpretation; Schedules. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine, or neuter gender or the singular or plural form of words in this Agreement shall not limit any provision of this Agreement. The meaning assigned to each term defined in this Agreement shall be equally applicable to both the singular and the plural forms of such term. The use of “including” or “include” will in all cases mean “including, without limitation” or “include, without limitation,” respectively. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any Contract (including this Agreement), document, or instrument shall mean such Contract, document, or instrument as amended, modified, or supplemented (including by waiver or consent) and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement. Reference to any statute means such statute as amended from time to time and includes any successor legislation thereto, any regulations promulgated thereunder, and references to all attachments thereto and instruments incorporated therein. Reference to any jurisdiction in this Agreement, for the purpose of this Agreement only, shall be defined as geographically constituted as of June 16, 2026. Underlined references to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto,” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph, or clause of, or Exhibit or Schedule to, this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement, unless otherwise defined in such certificate or other document. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Any document, list, or other item shall be deemed to have been “provided” to Purchaser for all purposes of this Agreement only if a correct and complete copy of such document, list, or other item was posted in the Data Room at least two (2) Business Days prior to the date of this Agreement. Any information disclosed in any Schedule shall be deemed to be disclosed for purposes of any other Schedule or representation or warranty to which such disclosure is relevant, but only to the extent that (a) such information is explicitly cross-referenced in another Schedule or (b) it is readily apparent on the face of such disclosure (without reference to any document referred to therein) that such disclosure is relevant to such other Schedule or representation or warranty.
ARTICLE II
SALE AND PURCHASE OF THE INTERESTS; CLOSING
Section 2.1Sale and Purchase of the Interests. On the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall cause YIFC to sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase from YIFC, the Interests and all of YIFC’s right, title, and interest in and to the Interests, in each case, free and clear of any Liens, other than restrictions on transfer imposed under applicable securities Laws, in exchange for the payment by Purchaser of the Purchase Price.

Section 2.2Closing. The consummation of the purchase and sale of the Interests (the “Closing”) shall take place by electronic exchange of documents and signatures on the date that is two (2) Business Days after the date on which each of the conditions set forth in ARTICLE VIII has been satisfied or, if permitted, waived by the Party entitled to the benefits of such condition (other than any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date or waiver by the Party entitled to the benefits of such conditions), or at such other place and at such other time as Purchaser and Seller may agree; provided, however, that in no event shall Closing occur prior to the earlier of (a) August 17, 2026 and (b) the date specified by Purchaser in written notice to Seller provided that Purchaser’s notice is delivered at least five (5) Business Days prior to such specified date and provided, that as of the date of such notice and as of such specified date, each of the conditions set forth in ARTICLE VIII has been satisfied or, if permitted, waived by the Party entitled to the benefits of such condition (other than any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date or waiver by the Party entitled to the benefits of such conditions). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 2.3Payments by Purchaser. At the Closing, Purchaser shall pay Seller (or its designated Affiliate) the Purchase Price by wire transfer of immediately available funds to the account Seller designates in writing to Purchaser at least three (3) Business Days prior to the Closing Date.
Section 2.4Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver, or cause to be delivered, to Seller each of the following:
(a)the (i) A&R KFC/TB MLA, executed by YCCL, and (ii) Guaranty, executed by Purchaser and YCCL;
(b)the Co-Existence Agreement, executed by YCCL;
(c)each other Related Agreement, executed by the applicable Purchaser Parties; and
(d)a certificate, dated as of the Closing Date and executed by an officer of Purchaser, certifying as to the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b).
Section 2.5Deliveries by Seller. At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Purchaser each of the following:
(a)the (i) A&R KFC/TB MLA, executed by YRICF, and (ii) Guaranty, executed by YRICF;
(b)the Co-Existence Agreement, executed by PHILLC, PHLLC, and the Company;
(c)the Pizza Hut PRC License Agreement, executed by PHILLC, PHLLC, and the Company;
(d)the IP Confirmation and Assignment Agreement, executed by PHILLC, PHLLC, the Company, and Cherry Glade;
(e)each other Related Agreement, executed by the applicable Seller Parties;
(f)a certificate of good standing of each of the Acquired Companies, issued as of a date not more than ten (10) Business Days prior to the Closing Date by the Secretary of State or corresponding Governmental Authority of each Acquired Company’s respective jurisdiction of formation or organization;

(g)a duly completed and executed IRS Form W-9 for YIFC;
(h)documentation, in form and substance reasonably satisfactory to Purchaser, evidencing the termination of the Intercompany Agreements set forth on Schedule 2.5(h);
(i)instruments of transfer, in form and substance reasonably satisfactory to Purchaser, evidencing the transfer of the Interests to Purchaser;
(j)resignation letters, effective as of the Closing, of each officer and member of the board of directors (or equivalent governing body) of the Company and each other Acquired Company, in each case, as reasonably requested by Purchaser prior to the Closing Date;
(k)evidence, in form and substance reasonably satisfactory to Purchaser, of the termination of any existing power of attorney (including with respect to Tax), delegated signing authority, Tax representative designation, or other similar authorization with respect to any Acquired Company;
(l)evidence, in form and substance reasonably satisfactory to Purchaser, that all guarantees given by any Acquired Company have been released and all Indebtedness of the Acquired Companies has been repaid in full;
(m)evidence, in form and substance reasonably satisfactory to Purchaser, of the release, termination and discharge of all Liens on the Interests (other than restrictions on transfer imposed under applicable securities Laws) and all Liens (other than Permitted Liens) on the properties and assets of the Acquired Companies, including all necessary UCC-3 termination statements, mortgage releases and other release documentation;
(n)evidence, in form and substance reasonably satisfactory to Purchaser, of the payment or settlement of all amounts required to be paid pursuant to Section 6.5; and
(o)a certificate, dated as of the Closing Date and executed by an officer of Seller, certifying as to the satisfaction of the conditions set forth in Section 8.2(a), Section 8.2(b), and Section 8.2(c).
ARTICLE III
PURCHASE PRICE
Section 3.1Purchase Price. The purchase price for the Interests (the “Purchase Price”) shall be an amount equal to $1,200,000,000 (One Billion Two Hundred Million Dollars).
Section 3.2Withholding. Purchaser shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable provision of Law. Notwithstanding the foregoing, Purchaser shall not withhold from any payment under U.S. Tax Law if Seller delivers a duly completed and executed IRS Form W-9 for YIFC. Purchaser shall provide Seller with reasonable notice at least ten (10) Business Days prior to withholding any amounts pursuant to this Section 3.2, and shall cooperate in good faith with Seller to minimize or eliminate any such withheld amounts; provided that such notice shall not be required to the extent that such withholding is a result of Seller’s failure to provide an IRS Form W-9 for YIFC. To the extent that amounts are so withheld and are timely paid over to the applicable Tax authority in accordance with applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Purchaser as follows:
Section 4.1Organization and Authorization of Seller and Seller Parties.
(a)Seller is validly existing and in good standing under the Laws of its jurisdiction of incorporation. Seller has all requisite corporate power and authority to execute, deliver, and perform this Agreement and its Related Agreements and to consummate the transactions contemplated by this Agreement and its Related Agreements, including to cause YIFC to sell, assign, transfer and deliver the Interests to Purchaser as contemplated by this Agreement. Except as set forth on Schedule 4.1, no consent, approval or waiver of any Person (other than any consent that has been obtained or waived on or prior to the date hereof) is required under the Governing Documents of Seller or any of its applicable Subsidiaries, including YIFC, in connection with the sale, assignment, transfer and delivery of the Interests by YIFC to Purchaser. The execution, delivery, and performance by Seller of this Agreement and its Related Agreements and the consummation by Seller of the transactions contemplated by this Agreement and its Related Agreements have been validly authorized by all necessary corporate action by Seller. Seller has validly executed and delivered this Agreement and, at or prior to the Closing, Seller will have validly executed and delivered each of its Related Agreements. This Agreement constitutes, and upon its execution and delivery by Seller each Related Agreement to which Seller is a party will constitute (assuming the due authorization, execution, and delivery by the other parties thereto), the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject to the Enforceability Limitations.
(b)Each Seller Party is validly existing and in good standing under the Laws of its jurisdiction of incorporation. Except as set forth on Schedule 4.1, each Seller Party has all requisite corporate or other organizational power, as applicable, and authority to execute, deliver, and perform its Related Agreements and to consummate the transactions contemplated by its Related Agreements. The execution, delivery, and performance by each Seller Party of its Related Agreements and the consummation by such Seller Party of the transactions contemplated by its Related Agreements has been or at or prior to Closing will have been validly authorized by all necessary corporate or other organizational action, as applicable, by such Seller Party. At or prior to the Closing, each Seller Party will have validly executed and delivered each of its Related Agreements. Each Related Agreement upon its execution by each applicable Seller Party will constitute (assuming the due authorization, execution, and delivery by the other parties thereto), the legal, valid, and binding obligation of the applicable Seller Party, enforceable against such Seller Party in accordance with its terms, subject to the Enforceability Limitations.
Section 4.2Ownership of the Interests. YIFC legally and beneficially owns the Interests free and clear of any and all Liens, other than restrictions on transfer imposed under applicable securities Laws. Except as set forth on Schedule 4.2, YIFC has the authority to sell, assign, transfer and deliver the Interests and, upon the purchase and sale of the Interests in accordance with this Agreement, Purchaser will acquire legal and beneficial ownership of the Interests, free and clear of all Liens (other than restrictions on transfer imposed under applicable securities Laws) and Liens created by Purchaser or its Subsidiaries. There are no Liens (other than restrictions on transfer imposed under applicable securities Laws) on any direct or indirect Equity Interests in YIFC or in any Subsidiary between Seller and YIFC. There are no outstanding options, warrants, calls, rights of first refusal, conversion rights or other similar rights or commitments relating to the Equity Interests of YIFC or any such Subsidiary, obligating Seller or any of its Affiliates (including the Acquired Companies) to issue, sell, transfer or otherwise dispose of, or to grant any right with respect to, any Equity Interests in YIFC or any such Subsidiary (other than to Purchaser pursuant to this Agreement).
Section 4.3No Violation; Governmental Consents.
(a)Assuming that all Consents and other actions described in clause (b) have been obtained or taken, and except as may result from any facts or circumstances relating to the identity of Purchaser or any of its Affiliates, neither Seller nor any of the Seller Parties is subject to or obligated under (i) its respective Governing Documents, (ii) any applicable Law, (iii) any material agreement or instrument, or any license, franchise or permit, including for the avoidance of doubt, Material Contracts, or (iv) any order, writ, injunction or decree, which, in each case, would be breached or violated by Seller’s or any Seller Party’s execution, delivery or performance of this Agreement or any Related Agreement to which Seller or any Seller Party is a party, or would result in the creation of any Lien (other than Permitted Liens) on any of the assets of the Acquired Companies, except, in the case of clauses (ii) through (iv) where such breach, violation or creation of any Lien would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Seller to consummate the transactions contemplated by this Agreement or be material to the Acquired Companies.
(b)Except as may result from any facts or circumstances relating to the identity of Purchaser or any of its Affiliates, none of the execution, delivery or performance by Seller or any Seller Party of this Agreement or the Related Agreements to which Seller or any such Seller Party is a party or the consummation of the transactions contemplated hereby or thereby will require any material notice, report or other filing with, or any material Consent of or with, any Governmental Authority by Seller or any such Seller Party.
Section 4.4Organization and Corporate Power.
(a)The Company is a limited liability company duly formed and organized, validly existing and in good standing under the Laws of the State of Delaware. Each other Acquired Company is a corporation, limited liability company or other business entity, as the case may be, duly organized, validly existing and in good standing (if applicable) under the Laws of its respective jurisdiction of formation, incorporation or organization (as applicable). Seller has made available to Purchaser true, correct and complete copies of all the Governing Documents of each Acquired Company as in effect as of the date of this Agreement.
(b)Each Acquired Company has the requisite corporate, limited liability company or other applicable power and authority to own, lease, license, sublicense and operate its assets and properties in all material respects.
Section 4.5Interests; Subsidiaries.
(a)The Interests constitute all of the issued and outstanding Equity Interests of the Company. All of the Interests are duly authorized and validly issued and, to the extent applicable, fully paid and non-assessable. The Interests were not issued in violation of any applicable securities Laws or any preemptive rights or any Contract to which Seller or any of its Affiliates (including the Acquired Companies) is a party or by which it is bound. There are no outstanding (i) Equity Interests of the Company, (ii) Equity Interests of the Company convertible into or exchangeable for Equity Interests of the Company, (iii) options or other rights to acquire from the Company, or obligations of the Company to issue, any Equity Interests or securities convertible into or exchangeable for Equity Interests of the Company, (iv) equity appreciation, phantom equity, profit participation or similar rights with respect to the Company, or (v) obligations of the Company to repurchase, redeem or otherwise acquire any of its Equity Interests.

(b)Except as set forth on Schedule 4.5(b)(i), no Acquired Company directly or indirectly owns any interest or investment (whether equity or debt) in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person. Schedule 4.5(b)(i) sets forth, as of the date hereof, the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding Equity Interests owned, directly or indirectly, by each Acquired Company, and the Acquired Companies do not have any Subsidiaries other than those set forth thereon. Except as set forth in its Governing Documents, or as set forth in Schedule 4.5(b)(ii), all outstanding Equity Interests of each Subsidiary of the Company (except to the extent such concepts are not applicable under the applicable Law of such entity’s jurisdiction of formation or other applicable Law) have been duly authorized and validly issued, are free and clear of any preemptive rights (except to the extent provided by applicable Law and other than such rights as may be held by any Acquired Company), restrictions on transfer (other than restrictions on transfer imposed under applicable securities Laws), or Liens (other than restrictions on transfer imposed under applicable securities Laws) and are owned, beneficially and of record, by the Acquired Companies. The Equity Interests of each Subsidiary of the Company were not issued in violation of any applicable securities Laws or any preemptive rights or any Contract to which Seller or any of its Affiliates (including the Acquired Companies) is a party or by which it is bound. Except as set forth in the Governing Documents of any Subsidiary of the Company, there are no other outstanding (A) Equity Interests of any such Subsidiary, (B) securities of any such Subsidiary convertible into or exchangeable for, at any time, Equity Interests of any such Subsidiary, (C) options or other rights to acquire from any such Subsidiary, and no obligation of any such Subsidiary to issue, any Equity Interests or securities convertible into or exchangeable for Equity Interests of any such Subsidiary, (D) equity appreciation, phantom equity, profit participation or similar rights with respect to any such Subsidiary, or (E) obligations of any such Subsidiary to repurchase, redeem or otherwise acquire any of its Equity Interests. Except as set forth on Schedule 4.5(b)(iii) and in the Governing Documents of the Company’s Subsidiaries, there are no Contracts to which any Acquired Company is a party relating to any of the foregoing.
(c)Seller has provided to Purchaser true, correct and complete copies of all instruments of contribution, assumption, assignment and similar agreements or instruments pursuant to which any Acquired Company has (i) acquired from Seller or any of its Affiliates any assets or (ii) (A) assumed from Seller or any of its Affiliates any Liabilities or (B) other than those Liabilities set forth on Schedule 4.6, become responsible for any Liabilities of Seller or any of its Affiliates.
Section 4.6No Undisclosed Liabilities. The Acquired Companies do not have any material Liabilities, except Liabilities set forth on Schedule 4.6.
Section 4.7Intellectual Property.
(a)Schedule 4.7(a) sets forth a correct and complete list of the Company Owned IP that is Registered IP, including the application and registration or grant number (if applicable), the issue, registration or filing date (if applicable), record owner (and beneficial owner if different), status and relevant jurisdiction (“Company Registered IP”). Except as would not, individually or in the aggregate, reasonably be expected to be material to the value or ownership of, or ability of the Acquired Companies or Purchaser or its Affiliates to use, the Company Intellectual Property, all of the Company Registered IP is subsisting and valid and enforceable (to the extent the registration has been issued), and all pending applications included therein are pending and in good standing. Except as would not, individually or in the aggregate, reasonably be expected to be material to the value or ownership of, or ability of the Acquired Companies or Purchaser or its Affiliates to use, the Company Intellectual Property, the Company Registered IP have not expired, lapsed, been cancelled or been abandoned, except for any such expiration, lapse, cancellation or abandonment that occurred in the ordinary course of business. Except as would not, individually or in the aggregate, reasonably be expected to be material to the value or ownership of, or ability of the Acquired Companies or Purchaser or its Affiliates to use, the Company Intellectual Property, all registration, maintenance and renewal fees required to be paid in connection with the Company Registered IP have been paid and all necessary documents and certificates in connection with the foregoing have been filed with the relevant Governmental Authorities and authorized registrars for the purposes of registering, prosecuting and maintaining the foregoing.
(b)There are no material actions that must be taken in connection with the maintenance of any issued registration or the prosecution of any pending application included in the Company Registered IP within ninety (90) days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents with the appropriate Governmental Authority.
(c)The Company solely and exclusively owns all right, title and interest in and to all Company Registered IP identified in the Consent of Assignment, together with the goodwill associated therewith, in each case free and clear of all Liens (other than Permitted Liens). After giving effect to the IP Confirmation and Assignment Agreement, the Company solely and exclusively owns all right, title and interest in and to each item of Company Owned IP, in each case free and clear of all Liens (other than Permitted Liens). The Company Registered IP included in the Company Owned IP includes all Registered IP that is owned or filed by, or on behalf of, Seller or any of its Affiliates in the PRC for the Pizza Hut Brand. Other than (i) the Company Registered IP and (ii) any Intellectual Property contributed pursuant to the IP Confirmation and Assignment Agreement (as to which neither Seller nor any of its Affiliates makes any representation or warranty except as set forth in this Agreement), none of the Acquired Companies own any Intellectual Property.
(d)Except as set forth on Schedule 4.7(d), there is no Company Licensed IP.
(e)Except as would not, individually or in the aggregate, reasonably be expected to be material to the value or ownership of, or ability of the Acquired Companies or Purchaser or its Affiliates to use, the Company Intellectual Property, or as set forth on Schedule 4.7(e), in the past three years, no Proceeding has been filed against Seller or any of its Affiliates (including the Acquired Companies), and neither Seller nor any of its Affiliates (including the Acquired Companies) has received any written notice, or to Seller’s Knowledge, any threats from any other Person: (i) challenging the validity, enforceability or scope of any Company Registered IP (other than those communications from a Governmental Authority associated with ordinary course examination and approval of pending applications); (ii) alleging that the ownership or licensing of any of the Company Registered IP infringes, misappropriates, dilutes, or otherwise violates the Intellectual Property rights of such Person; or (iii) alleging that any Acquired Company or the conduct of the Pizza Hut PRC Business infringes, misappropriates, dilutes, or otherwise violates the Intellectual Property rights of such Person. No Acquired Company is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any other Person. Except as would not, individually or in the aggregate, reasonably be expected to be material to the value or ownership of, or ability of the Acquired Companies or Purchaser or its Affiliates to use, the Company Intellectual Property, neither Seller nor any of its Affiliates (including the Acquired Companies) is subject to any outstanding Order that restricts or impairs the use of any Company Intellectual Property in connection with the Pizza Hut PRC Business.
(f)Except as set forth on Schedule 4.7(f), in the past three (3) years, neither Seller nor any of its Affiliates (including the Acquired Companies) has filed any Proceeding or sent any written notice of any infringement, misappropriation, dilution or other violation by another Person of any Company Owned IP. To Seller’s Knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any material Company Owned IP.

(g)To the extent any trade secrets or other material confidential information have been shared with Seller or any of its Affiliates by Purchaser or any of its Affiliates in connection with the Pizza Hut PRC Business, Seller and its Affiliates (including the Acquired Companies) have taken commercially reasonable steps to protect, maintain and preserve the confidentiality of such trade secrets and other material confidential information. To Seller’s Knowledge, there has been no unauthorized disclosure of, or breach of any contractual obligation to protect, such trade secrets or other material confidential information.
(h)Except as would not, individually or in the aggregate, reasonably be expected to be material to the value or ownership of, or ability of the Acquired Companies or Purchaser or its Affiliates to use, the Company Intellectual Property, no Acquired Company will be required to grant any rights with respect to any Company Intellectual Property or make a payment of any consideration as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby.
Section 4.8Material Contracts.
(a)Schedule 4.8(a) sets forth a correct and complete list of all of the material Contracts to which any Acquired Company is a party or by which such Acquired Company or any of its properties or assets is bound as of the date hereof, other than the Intercompany Agreements to be terminated at or prior to Closing. Seller has provided to Purchaser a correct copy of each Contract set forth or required to be set forth on Schedule 4.8(a) (including all amendments, modifications, exhibits, and schedules) (collectively, the “Material Contracts”). Except as would not, individually or in the aggregate, reasonably be expected to be material to the applicable Acquired Company, each Material Contract is in full force and effect and constitutes a legal, valid, and binding obligation of any Acquired Company and, to Seller’s Knowledge, the other party or parties thereto, enforceable against any Acquired Company and such other party or parties in accordance with its terms, subject to the Enforceability Limitations. Each Acquired Company has performed or complied with in all material respects all of its covenants and obligations under each Material Contract, and neither the Company nor, to Seller’s Knowledge, any other party to a Material Contract is in, or is alleged to be in, material breach of or default under such Material Contract.
(b)Except as set forth on Schedule 4.8(b), Schedule 2.5(h) sets forth a true, correct and complete list of all Intercompany Agreements, each of which has been made available to Purchaser as of the date hereof.
Section 4.9Taxes.
(a)All material Tax Returns required to be filed by or on behalf of each Acquired Company have been duly and timely filed and are complete and correct in all material respects. All material Taxes required to be paid by or on behalf of each Acquired Company have been duly and timely paid, other than those Taxes being contested in good faith through appropriate proceedings. All such Tax Returns are complete and accurate and disclose all material Taxes required to be paid by or with respect to any Acquired Company for the periods covered thereby.
(b)All material Taxes required to be withheld or collected by or on behalf of each Acquired Company have been timely withheld or collected, as applicable, and have been timely paid over to the appropriate taxing authorities or properly set aside in accounts for such purpose.
(c)No audit or examination of any Acquired Company is being conducted by a taxing authority and no Proceedings are pending with respect to any material Taxes of any Acquired Company. No written claim has been received since the Formation Date by any Acquired Company for any material deficiency, adjustment or issue with respect to Taxes.

(d)No extension or waiver of the statute of limitations is currently in effect in respect of material Taxes of any Acquired Company and no extension has been agreed to with respect to any material Tax assessment or deficiency of any Acquired Company.
(e)No claim has been made by a taxing authority in a jurisdiction where an Acquired Company does not file Tax Returns with respect to a particular type or category of Tax that such Acquired Company is required to file such Tax Returns or is or may be subject to taxation by that jurisdiction.
(f)No material Liens for Taxes (other than for Taxes not yet due and payable) exist with respect to any of the assets, properties or rights of any Acquired Company.
(g)No Acquired Company is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement pursuant to which it will have any obligation to make any payments after the Closing.
(h)No Acquired Company has requested or received a Tax ruling, administrative relief, technical advice, change of any method of accounting or other request pending that relates to the Taxes or Tax Returns of such Acquired Company from any taxing authority or signed a closing or other agreement with any taxing authority with regard to Taxes that would affect any taxable period after the Closing Date.
(i)None of the Acquired Companies has participated in any “listed transaction” within the meaning of Section 1.6011-4(c) of the Treasury Regulations.
(j)Since the Formation Date, none of the Acquired Companies has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.
(k)The Company is and will be eligible to make the Check-the-Box Election on the date such election becomes effective.
(l)To Seller’s Knowledge, Purchaser and YIFC are not “related corporations” under Section 338(h)(3)(C)(iii) of the Code.
Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4.9 shall be considered the sole and exclusive representations and warranties in this Agreement with respect to Taxes and compliance (or non-compliance) with Tax-related Laws (including the Code). Nothing in this Section 4.9 (or otherwise in this Agreement) shall be construed as a representation or warranty with respect to (i) the amount or availability in a taxable period (or portion thereof) beginning after the Closing Date of any Tax attribute, asset, or benefit of any Acquired Company, or (ii) any Tax position that Purchaser or any of its Affiliates (including any Acquired Company after the Closing) may take in or in respect of a taxable period (or portion thereof) beginning after the Closing Date. Notwithstanding the preceding sentence, Purchaser preserves all rights under Section 7.1(h).
Section 4.10Proceedings and Orders.
(a)There are, and since the Formation Date there have been, no material Proceedings pending or, to Seller’s Knowledge, threatened against any Acquired Company and since January 1, 2023, there have been no material Proceedings pending, or to Seller’s Knowledge, threatened related to any of the material assets or Liabilities of the Acquired

Companies. There are, and since the Formation Date there have been, no material Proceedings by any Acquired Company pending against any other Person. No Acquired Company is or has been, since the Formation Date, subject to any material Order, and since January 1, 2023, no material assets or Liabilities of the Acquired Companies have been subject to any material Order.
(b)There are no Proceedings pending or, to Seller’s Knowledge, threatened by or against Seller or any of its Affiliates (including the Acquired Companies) with respect to this Agreement or the transactions contemplated by this Agreement (including the Related Agreements) or that, if determined adversely to Seller or such Affiliate, would reasonably be expected to prevent or delay in any material respect the consummation by Seller and the Seller Parties of the transactions contemplated by this Agreement or any of the Related Agreements.
Section 4.11Compliance with Laws
. The Acquired Companies and their operations are, and since the Formation Date, have been, in compliance in all material respects with all applicable Laws.
Section 4.12No Other Operations. Each of the Acquired Companies was formed on the Formation Date. Except as set forth on Schedule 4.12 or as contemplated by any Material Contract or Related Agreement, each Acquired Company does not and has never: (a) owned or had any right to acquire any tangible property or any real property; (b) had any employees or independent contractors; (c) had any bank accounts; (d) directly held any insurance policies; (e) had any customers or suppliers (other than Purchaser and its Affiliates); (f) held any material licenses, franchises or permits; (g) been a party to any Contract that would, individually or in the aggregate, reasonably be expected to be material to any Acquired Company, other than (i) its Governing Documents, (ii) any Intercompany Agreement that either (A) will terminate as of the Closing without any Closing or post-Closing Liability to any Acquired Company or (B) will survive Closing and has been made available to Purchaser prior to the date of this Agreement, (iii) any Material Contracts or (iv) the instruments or Contracts described in Section 4.5(c); (h) had revenues other than from Purchaser and its Affiliates; (i) had creditors with respect to any material Liabilities; or (j) engaged in any activities or operations other than those incidental to the (x) formation of the Acquired Companies, or (y) ownership or licensing to Purchaser or its Subsidiaries of the Company Intellectual Property.
Section 4.13Brokers. No broker, finder, or investment bank is entitled to any brokerage, finder’s, or similar fee or commission in connection with the transactions contemplated by this Agreement or the Related Agreements based upon arrangements made by or on behalf of Seller or any of its Affiliates (including the Acquired Companies) other than those for which the Acquired Companies have no Liability.
Section 4.14Sufficiency of Assets. Upon the consummation of the transactions contemplated by this Agreement and the Related Agreements, Purchaser, together with its Affiliates (including the Acquired Companies), will own or will have been granted a license to use in the Pizza Hut PRC Business all Intellectual Property of Seller or any of its Affiliates (including, for clarity, all Intellectual Property owned or purported to be owned by Seller or any of its Affiliates) as of the date of this Agreement and licensed by Cherry Glade to YCCL pursuant to the Pizza Hut MLA as of the date of this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller as follows:
Section 5.1Organization and Authorization of Purchaser and Purchaser Parties.

(a)Purchaser is validly existing and in good standing under the Laws of its jurisdiction of incorporation. Purchaser has all requisite corporate power and authority to execute, deliver, and perform this Agreement and its Related Agreements and to consummate the transactions contemplated by this Agreement and its Related Agreements. The execution, delivery, and performance by Purchaser of this Agreement and its Related Agreements and the consummation by Purchaser of the transactions contemplated by this Agreement and its Related Agreements have been validly authorized by all necessary corporate action by Purchaser. Purchaser has validly executed and delivered this Agreement and, at or prior to the Closing, Purchaser will have validly executed and delivered each of its Related Agreements. This Agreement constitutes, and upon its execution and delivery by Purchaser each Related Agreement to which Purchaser is a party will constitute (assuming the due authorization, execution, and delivery by the other parties thereto), the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the Enforceability Limitations.
(b)Each Purchaser Party is validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each Purchaser Party has all requisite corporate or other organizational power, as applicable, and authority to execute, deliver, and perform its Related Agreements and to consummate the transactions contemplated by its Related Agreements. The execution, delivery, and performance by each Purchaser Party of its Related Agreements and the consummation by such Purchaser Party of the transactions contemplated by its Related Agreements has been or at or prior to Closing will have been validly authorized by all necessary corporate or other organizational action, as applicable, by such Purchaser Party. At or prior to the Closing, each Purchaser Party will have validly executed and delivered each of its Related Agreements. Each Related Agreement upon its execution and delivery by each applicable Purchaser Party will constitute (assuming the due authorization, execution, and delivery by the other parties thereto), the legal, valid, and binding obligation of the applicable Purchaser Party, enforceable against such Purchaser Party in accordance with its terms, subject to the Enforceability Limitations.
Section 5.2No Violation; Governmental Consents; No Extra-Territorial Operations.
(a)Assuming that all Consents and other actions described in clause (b) have been obtained or taken, and except as may result from any facts or circumstances relating to the identity of Seller or its Affiliates, neither Purchaser nor any Purchaser Party is subject to or obligated under (i) its respective Governing Documents, (ii) any applicable Law, (iii) any material agreement or instrument, or any license, franchise or permit, or (iv) any order, writ, injunction or decree, which, in each case, would be breached or violated by Purchaser’s or any Purchaser Party’s execution, delivery or performance of this Agreement or any Related Agreement to which Purchaser or any Purchaser Party is a party, except in the case of clauses (ii) through (iv) where such breach or violation would not reasonably be expected to prevent or materially delay the ability of Purchaser to consummate the transactions contemplated by this Agreement.
(b)None of the execution, delivery or performance by Purchaser or any Purchaser Party of this Agreement or the Related Agreements to which Purchaser or any such Purchaser Party is a party or the consummation of the transactions contemplated hereby or thereby will require any material notice, report or other filing with, or any material Consent of or with, any Governmental Authority by Purchaser or any such Purchaser Party.
(c)Each of Purchaser and YCCL and each of their respective subsidiaries is not operating, licensing or franchising any restaurants that are identified by the “Pizza Hut” brand or marks or that utilize any Brand System IP (as defined in the Pizza Hut MLA), in each case, outside of the PRC.

Section 5.3Proceedings and Orders. There are no Proceedings pending or, to Purchaser’s Knowledge, threatened by or against Purchaser or any of its Affiliates with respect to this Agreement or the transactions contemplated by this Agreement (including the Related Agreements) or that, if determined adversely to Purchaser or such Affiliate, would reasonably be expected to prevent or delay in any material respect the consummation by Purchaser or any Purchaser Party of the transactions contemplated by this Agreement or any of the Related Agreements. Neither Purchaser nor any of its Affiliates is subject to any Order that would reasonably be expected to prevent or delay in any material respect the consummation by Purchaser or any Purchaser Party of the transactions contemplated by this Agreement or any of the Related Agreements.
Section 5.4Availability of Funds.
(a)At the Closing, Purchaser will have sufficient funds available to it (including cash, available lines of credit or other sources of immediately available funds) to enable the timely payment of the Purchase Price and any other amounts required to be paid by it in connection with the purchase of the Interests and to timely pay all related fees and expenses payable by it, and there is no restriction on the use of such cash for such purposes. Purchaser has the financial resources and capabilities to fully perform all of its obligations under this Agreement.
(b)In no event shall the receipt or availability of any funds or financing by or to Purchaser or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Purchaser hereunder.
Section 5.5Securities Law Matters. Purchaser is acquiring the Interests solely for its own account for the purpose of investment and not with a view to, or for offer or sale in connection with, any public distribution or sale of the Interests or any interest in them in violation of the Securities Act or other applicable securities Law. Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the economic risks of such investment, and Purchaser is capable of bearing the economic risks of such investment. Purchaser acknowledges that the Interests have not been registered under the Securities Act or the securities Laws of any other jurisdiction, and understands and agrees that it may not sell or dispose of any of the Interests except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign or federal securities Laws, to the extent applicable.
Section 5.6Brokers. No broker, finder, or investment bank is entitled to any brokerage, finder’s, or similar fee or commission in connection with the transactions contemplated by this Agreement or the Related Agreements based upon arrangements made by or on behalf of Purchaser or any of its Affiliates other than those required to be paid by Purchaser.
Section 5.7Solvency. Assuming the accuracy of the representations and warranties set forth in ARTICLE IV hereof and compliance by Seller with Section 6.1, Section 6.2, Section 6.4 and Section 6.5 hereof, (a) immediately after giving effect to the transactions contemplated by this Agreement, Purchaser and the Acquired Companies, when taken as a whole, will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts as they become due in the ordinary course of business; and (b) immediately after giving effect to the transactions contemplated by this Agreement, Purchaser and the Acquired Companies, when taken as a whole, will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Seller or the Acquired Companies.

Section 5.8Compliance with Laws. Purchaser and each Purchaser Party is in compliance in all material respects with all applicable Laws, except where the failure to be in compliance would not reasonably be expected to prevent or materially delay the ability of Purchaser or any Purchaser Party to consummate the transactions contemplated by this Agreement or the Related Agreements.
Section 5.9Legal Status. Neither Purchaser, nor any Purchaser Party, nor any of its or their respective directors, officers or employees, and to Purchaser’s Knowledge, any of its or their respective Affiliates and agents, is a Sanctioned Person.
Section 5.10Anti-Money Laundering. None of the funds used by Purchaser to fund any of its obligations under this Agreement or any other obligation of Purchaser or any Purchaser Party hereunder or under the Related Agreements shall have been sourced in violation of any Law relating to money laundering.
ARTICLE VI
PRE-CLOSING COVENANTS AND AGREEMENTS
Section 6.1Conduct Pending the Closing. Except as set forth on Schedule 6.1 or to the extent Purchaser otherwise consents in email or other writing (such consent not to be unreasonably withheld, conditioned, or delayed), prior to the Closing, Seller shall cause each of the Acquired Companies not to conduct any operations other than those incidental to the ownership or licensing to Purchaser or its Subsidiaries of Company Intellectual Property or incidental to its formation and continued existence. For the avoidance of doubt and in addition to (and not in limitation of) the limitations in the immediately prior sentence, and except as set forth on Schedule 6.1 or to the extent Purchaser otherwise consents in email or other writing (such consent not to be unreasonably withheld, conditioned, or delayed), prior to the Closing, and without limiting the foregoing, Seller shall cause the Acquired Companies not to (and with respect to the Acquired Companies, Seller shall not):
(a)amend their respective Governing Documents;
(b)(i) directly or indirectly issue, sell, or pledge any Equity Interests, (ii) grant any options, warrants, calls, or other rights to purchase or otherwise acquire any Equity Interests, (iii) split, combine, reclassify, cancel, redeem, or repurchase any Equity Interests, or (iv) create, incur or permit any Lien (other than restrictions on transfer imposed under applicable securities Laws) on any Equity Interests of any Acquired Company;
(c)sell, lease, transfer, grant a license, sublicense or covenant not to sue with respect to or otherwise dispose of, or incur any Lien (other than a Permitted Lien) on, any of their material assets, including any waiver, lapse or other disposition of any rights in or to any material Company Owned IP, except for (i) any lapse of such Company Owned IP at the end of its statutory term or (ii) any cancellation, rejection, opposition or other adverse determination by a Governmental Authority that is outside Seller’s reasonable control;
(d)disclose any trade secrets or other material confidential or proprietary information included in the Company Owned IP to a third party other than in the ordinary course of business or pursuant to a confidentiality obligation;
(e)enter into any transaction between any Acquired Company, on the one hand, and Seller or any Affiliate of Seller, on the other hand, that would be binding on any Acquired Company after the Closing;
(f)make any loans, advances, or capital contributions to, or investments in, any other Person (including any Affiliate);

(g)except as contemplated by the IP Confirmation and Assignment Agreement, acquire any business, Equity Interests, or assets of any other Person (whether by merger, sale of Equity Interests, sale of assets, or otherwise);
(h)create any Subsidiary;
(i)enter into any new line of business;
(j)make or change any Tax election, take any action that accelerates any deduction (including amortization or depreciation under Maltese tax Law) into the Pre-Closing Tax Period, change any annual Tax accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or adopt or change any accounting principle, policy, or procedure used by any of the Acquired Companies regarding Taxes; provided, for the avoidance of doubt, that this clause (j) shall not prevent Seller from taking any action with respect to Taxes or Tax Returns of a Seller Affiliated Group; provided, however, that Seller will not take any action with respect to Taxes or Tax Returns of a Seller Affiliated Group that would be expected to have a material impact on Taxes of Purchaser or any of the Acquired Companies after the Closing Date;
(k)create, incur, assume or guarantee any Indebtedness;
(l)make any capital expenditure, or commitment therefor;
(m)enter into any Contract, or terminate, amend, supplement, or waive any material rights under any existing Material Contract;
(n)institute, settle, or compromise any Proceeding (i) for which any Acquired Company would have any Liability following the Closing that is not paid by Seller prior to the Closing, (ii) which relates to any Company Owned IP, (iii) that involves any allegation of infringement, misappropriation, or other violation of Intellectual Property, or (iv) would require Purchaser to change any of its practices or operations or that involves any injunctive relief;
(o)adopt a complete or partial plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy, suspension of payments, or other reorganization; or
(p)agree to do, approve, or authorize any of the foregoing.
Section 6.2Consents and Approvals.
(a)On the terms and subject to the conditions of this Agreement, each Party shall use its reasonable best efforts to cause the Closing to occur as promptly as practicable after the date of this Agreement, including using reasonable best efforts (i) to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing, (ii) to obtain all Consents from third parties necessary or appropriate to permit the consummation of the transactions contemplated by this Agreement and (iii) to obtain or make each Consent of or with a Governmental Authority that, if not obtained or made, would adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement; provided, however, that neither Party shall have any obligation to offer or pay any consideration (or incur any obligation) in order to obtain any such Consents, except as contemplated by Section 6.2(b); and provided, further, that Seller shall not make any agreement or understanding affecting the Interests or any Acquired Company as a condition for obtaining any such Consents except with the prior written Consent of Purchaser. Seller shall, and shall cause its Subsidiaries to, take the actions specified in Schedule 6.2.

(b)In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.2, the Parties shall (i) cooperate and consult with each other in (A) determining, as promptly as possible, whether any filings or notifications are required to be made with, or actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or orders are required to be obtained from, any Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (B) timely making all such filings and notifications and timely seeking all such actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or orders, (ii) respond promptly to inquiries from any Governmental Authority in connection with any filings or notifications made pursuant to this Section 6.2, and (iii) use reasonable best efforts to consummate and make effective the transactions contemplated by this Agreement. Each of Purchaser and Seller shall pay fifty percent (50%) of all filing fees associated with the filings required by this Section 6.2.
(c)In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.2, subject to applicable legal limitations, each Party agrees, to the extent reasonably practicable, to (i) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings required to be made pursuant to the terms of this Agreement, (ii) keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by such Party from, or given by such Party to, any third party or any Governmental Authority with respect to such transactions, (iii) permit the other Party to review and incorporate the other Party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to any filings or notifications required to be made with, or actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or orders required to be obtained from, such Governmental Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and (iv) consult with the other in advance of and not participate in any planned meeting or substantive discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it gives the other Party the opportunity to attend and observe; provided, that (x) in the event of any unplanned contact initiated by a Governmental Authority, the contacted Party shall inform such Governmental Authority of the obligations set forth in this Section 6.2(c), including the requirement that the other Party be afforded the opportunity to attend and observe any such meeting or discussion, and request that such Governmental Authority permit the contacted Party a reasonable period of time to arrange for the other Party’s participation, and (y) in the event such Governmental Authority declines to permit such arrangement or otherwise insists on proceeding with such communication notwithstanding the foregoing request, the contacted Party shall promptly notify the other Party and provide a reasonably detailed summary of the substance of any such communication. Each Party shall use its reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.2(c) in a manner so as to preserve any applicable privilege.
(d)In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.2, each Party shall use its reasonable best efforts to take, or cause to be taken, all reasonable actions necessary under applicable Law to obtain all Consents from any Governmental Authority required to consummate the transactions contemplated by this Agreement.
Section 6.3Resignations; POA Terminations. On or prior to the Closing Date, Seller shall cause (a) each officer and director of each Acquired Company to tender his or her resignation from such position effective as of the Closing and (b) any existing power of attorney

(including with respect to Tax), delegated signing authority, Tax representative designation or other similar authorization with respect to any Acquired Company to terminate.
Section 6.4Payment of Indebtedness. Seller shall use reasonable best efforts to cause, on or prior to the Closing Date, (a) all guarantees given by any Acquired Company to be released and (b) except as set forth on Schedule 6.4, all Indebtedness of the Acquired Companies to be repaid or otherwise settled in full.
Section 6.5Settlement of Current Liabilities. Except as set forth on Schedule 6.5, Seller shall cause, on or prior to the Closing Date, all Current Liabilities of any of the Acquired Companies to be paid in full or otherwise settled.
Section 6.6Notification of Certain Matters; Access to Books and Records. From the date of this Agreement until the Closing or the earlier termination of this Agreement, each Party shall promptly notify the other Party in writing of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; provided, that the failure to provide such notice shall not in and of itself result in the failure of a closing condition. Subject to applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement, upon reasonable prior notice, Seller shall (and shall cause the Acquired Companies to) afford Purchaser and its Representatives reasonable access during normal business hours to the books, if any, records, Contracts, properties and personnel of the Acquired Companies to the extent reasonably necessary to consummate the transactions contemplated hereby or in connection with the procurement or binding of the R&W Insurance Policy; provided, that such access shall not be prohibited under applicable Law or unreasonably interfere with the business or operations of the Acquired Companies; provided, further, that all requests for access shall be directed to such person(s) as Seller may designate from time to time; and provided, further, that such access shall not extend to any (i) trade secrets or other competitively sensitive information or (ii) any information that is subject to any applicable confidentiality restrictions or attorney-client, work product or other privilege (provided that Seller shall cause the Acquired Companies to use commercially reasonable efforts to make alternative arrangements to disclose such confidential or privileged information in a manner that does not waive or violate such confidentiality or privilege). Seller makes no representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.6 and Purchaser may not rely on the accuracy of any such information, in each case, other than the representations and warranties of Seller expressly and specifically set forth in ARTICLE IV, as qualified by the Disclosure Schedules. The information provided pursuant to this Section 6.6 will be used solely for the purpose of consummating the transactions contemplated hereby or in connection with the procurement or binding of the R&W Insurance Policy, and will be subject to the terms of the Confidentiality Agreement.
ARTICLE VII
ADDITIONAL COVENANTS AND AGREEMENTS
Section 7.1Taxes.
(a)Allocation of Certain Taxes. In the case of any Straddle Period, (i) the amount of any Taxes based on or measured by income, receipts, or payroll of the Acquired Companies for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and (ii) the amount of other Taxes of the Acquired Companies for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction (x) the numerator of which is the number of days in the taxable period ending on the Closing Date and (y) the denominator of which is the number of days in such Straddle Period, provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis. Notwithstanding the foregoing, any franchise Taxes payable with respect to any Straddle Period will be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.
(b)Purchaser Prepared Tax Returns. Purchaser shall prepare or cause to be prepared and file, or cause to be timely filed, at Purchaser’s sole expense, all Tax Returns that are required to be filed by the Acquired Companies after the Closing; provided, that with respect to any such Tax Return for a Pre-Closing Tax Period or Straddle Period, (i) no later than thirty (30) days prior to the due date for such Tax Return (taking into account validly obtained extensions of time to file such Tax Return), Purchaser shall deliver a copy of such Tax Return, together with supporting documentation, to Seller for its review and comment, such comments to be provided to Purchaser no later than ten (10) days after Seller receives such Tax Return, and (ii) Purchaser shall incorporate any reasonable comments provided by Seller with respect to such Tax Returns. Any amounts shown as due on any Tax Return described in the preceding sentence that relate to the Pre-Closing Tax Period must be provided to Purchaser by Seller no later than ten (10) days prior to the due date of such Tax Return.
(c)Tax Proceedings.
(i)Purchaser shall notify Seller in writing upon the receipt of any notice of any pending or threatened claim, audit, notice of deficiency, examination, assessment, or administrative or court Proceeding with respect to any Seller Affiliated Group Tax Return or Tax Return of an Acquired Company for a Pre-Closing Tax Period or Straddle Period, in each case, within ten (10) Business Days after the receipt by Purchaser or the Acquired Companies of notice thereof, including any “notice of selection for examination” from the IRS (or similar notice provided by a state or local Tax authority); provided, however, that the failure to give such notice as provided herein shall not relieve Seller of its obligations under Section 7.1(h) except to the extent that Seller is actually and materially prejudiced thereby.
(ii)Seller (or any of its Affiliates) shall have the sole right to control the conduct, defense and settlement of any claim, audit, examination, or administrative or court Proceeding relating to any Seller Affiliated Group Tax Return or any Tax Return of an Acquired Company for a taxable period ending on or before the Closing Date at Seller’s own cost and expense; provided, that other than with respect to a claim, audit, examination or administrative or court Proceeding relating to a Seller Affiliated Group Tax Return, (A) Seller shall keep Purchaser reasonably informed with respect to the status of any such claim, audit, examination or administrative or court Proceeding and shall give Purchaser an opportunity to participate in the defense at its sole cost and expense, and (B) Seller shall not settle or compromise such claim, audit, examination, or administrative or court Proceeding without first obtaining the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).
(iii)Purchaser shall control any other claim, audit, examination, or administrative or court Proceeding that relates to the Taxes of the Acquired Companies, other than any claim, audit, examination or administrative or court Proceeding that Seller elects to control in accordance with Section 7.1(c)(ii); provided, however, that if such claim, audit, examination or administrative or court Proceeding relates to a Pre-Closing Tax Period or Straddle Period, (A) Purchaser shall keep Seller reasonably informed with respect to the status of any such claim, audit, examination or administrative or court Proceeding and shall give Seller an opportunity to participate in the defense at its sole cost and expense, and (B) Purchaser shall not settle or compromise such claim, audit, examination, or administrative or court Proceeding without first obtaining the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).
(d)Cooperation on Tax Matters.
(i)Following the Closing, Purchaser shall cooperate with Seller (and shall cause its Affiliates to cooperate), at Seller’s sole cost and expense, in the preparation of all Tax Returns that are required to be filed by the Acquired Companies that relate to the Pre-Closing Tax Period. Seller shall cooperate (and shall cause its Affiliates to cooperate), at Purchaser’s sole cost and expense, in the preparation of all Tax Returns for any Tax periods and the conduct of any Tax action (including, for the avoidance of doubt, providing any historical documents, if not provided at Closing, that are reasonably available to Seller and needed in connection with any restructuring, reorganization or other transfer of Company Intellectual Property (which includes, for the avoidance of doubt, any rights treated as ownership of the Company Intellectual Property for Tax purposes) after the Closing) or administrative or court Proceeding relating to the Acquired Companies or the Seller Affiliated Group or Purchaser and its Affiliates. Such cooperation shall include the retention and, upon the other Party’s reasonable request, furnishing prior years’ Tax Returns of any Acquired Company or return preparation packages containing information relevant to the preparation of such Tax Returns and making employees and representatives available for discussion of such Tax matters or administrative or court Proceedings. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to (or to cause any of its Affiliates to) transfer to Purchaser any books, records or information to the extent related to a Seller Affiliated Group Tax Return or related records or workpapers concerning a Seller Affiliated Group, provided, that Seller shall use commercially reasonable efforts to provide portions of such Tax Returns, records or workpapers, or redacted versions thereof, to the extent such items relate solely to the Acquired Companies. For the avoidance of doubt, this Section 7.1(d) will not require any Party to take or cause to be taken any actions that reasonably could be expected to prevent or delay the consummation of the transactions contemplated by this Agreement or the filing of any Tax Return.
(ii)Seller agrees to provide any documentation and information available to Seller that is reasonably necessary to register the Acquired Companies that are organized under Maltese income tax Law as a “fiscal unit” pursuant to the Consolidated Group (Income Tax) Rules, Subsidiary Legislation 123.189 of the Laws of Malta. Such documentation and other information shall be provided to Purchaser no later than the later of (a) December 31, 2026 or (b) the Closing Date, but in any event no later than March 1, 2027.
(e)Post-Closing Actions. Purchaser shall not and shall cause its Affiliates not to, without Seller’s prior written consent (which shall not be unreasonably withheld) or except as otherwise specifically contemplated by this Agreement, (i) file or amend any material Tax Return with respect to the Acquired Companies that relates in whole or in part to any Pre-Closing Tax Period, (ii) make, revoke or change any material election with respect to any Acquired Company that has retroactive effect to any Pre-Closing Tax Period, (iii) voluntarily approach any Tax authority, enter into any closing agreement, or surrender any right to claim a material refund of Taxes, in each case, with respect to any material Taxes or material Tax Returns of an Acquired Company relating to a Pre-Closing Tax Period, (iv) extend the statute of limitations or other period for the assessment or collection of material Taxes that relates to a material Tax Return of an Acquired Company for any Pre-Closing Tax Period, or (v) compromise, concede or settle any material Tax liability of any Acquired Company relating to a Pre-Closing Tax Period; provided that in the event any such action described in clauses (i) through (v), (1) is not reasonably expected to create material adverse Tax consequences to Seller, any of its Affiliates or any member of the Seller Affiliated Group or (2) is undertaken in connection with any restructuring, reorganization or other transfer of Company Intellectual Property (which includes, for the avoidance of doubt, any rights treated as ownership of the Company Intellectual Property for Tax purposes) after the Closing (including changes to the entity classification of any Acquired Company for U.S. federal income Tax purposes with an effective date no earlier than two days after the Closing Date or the liquidation of any Acquired Company), such action shall not require Seller’s prior written consent but instead Purchaser shall provide Seller with reasonable advance written notice of its intent to undertake any such action (and agree to use commercially reasonable efforts to cooperate with Seller to mitigate any potential material adverse tax consequences of such actions).
(f)Transfer Taxes. All Transfer Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne one-half by Seller and one-half by Purchaser. The Party required by applicable Law to file any Tax Return with respect to such Transfer Taxes shall prepare and file such Tax Return and the other Party shall have the right to review, comment on, and consent (not to be unreasonably withheld or delayed) on any such Tax Return, and shall cooperate reasonably in the preparation of such Tax Returns; provided that any interest, penalties, or additional costs incurred as a result of a failure to timely file any such Tax Return shall be borne by the Party responsible for the failure to timely file. For the avoidance of doubt, Transfer Taxes shall not include any Taxes for which Seller is responsible under Section 7.1(h).
(g)Refunds and Credits. Any cash Tax refunds received from a taxing authority with respect to any Pre-Closing Tax Period that are received after the Closing Date by Purchaser or any Acquired Company (or any of their respective Affiliates) (any such refund, a “Pre-Closing Tax Refund”) shall be for the account of Seller. Purchaser shall take commercially reasonable efforts to file for and pursue Pre-Closing Tax Refunds and shall pay, or cause to be paid, to Seller an amount equal to any Pre-Closing Tax Refund to which Seller is entitled under this Section 7.1(g) reasonably promptly after receipt thereof; provided that Seller shall bear one hundred percent (100%) of the costs and expenses incurred by Purchaser in filing for and pursuing such Pre-Closing Tax Refund. If, as a result of the Maltese Rate Reduction, the Acquired Companies (or any of their Affiliates) are entitled to, and actually receive, a cash refund of Malta corporate income Tax, the Seller shall be entitled only to the portion of such refund equal to the excess, if any, of (a) the amount of such Tax actually borne or paid by the Seller with respect to any Pre-Closing Tax Period, determined after taking into account the adjustments in the last sentence of Section 7.1(h), over (b) the amount of such Tax that would have been payable with respect to such Pre-Closing Tax Period after giving effect to the Maltese Rate Reduction.
(h)Tax Indemnity. Seller shall reimburse, indemnify and hold harmless Purchaser and the Acquired Companies from, against, and in respect of: (i) all Taxes for which any Acquired Company is liable for any Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date); (ii) all Taxes of a Seller Affiliated Group of which any Acquired Company (or any predecessor or successor of an Acquired Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. law or regulation, including, for the avoidance of doubt, any such Taxes of a Seller Affiliated Group that arise as a result of the transactions contemplated by this Agreement (including any Tax of a Seller Affiliated Group on capital gains or income acceleration under Section 367(d) of the Code and the Treasury

Regulations promulgated thereunder) and all Taxes of Seller; and (iii) all Taxes of another Person for which any Acquired Company is liable for as a result of transferee liability, successor liability, joint and several liability, contractual liability or otherwise, in each case, that is attributable to an event or transaction occurring on or before the Closing Date. For purposes of this Section 7.1(h), any Maltese corporate income Tax liability of an Acquired Company shall be calculated taking into account the Maltese Rate Reduction except to the extent (i) at the time the relevant Tax Returns for the Acquired Companies are due, it is not reasonably expected that the Acquired Companies (or any of their Affiliate) would be eligible for the Maltese Rate Reduction (including through a refund payable to a shareholder of an Acquired Company upon the distribution of a dividend by such Acquired Company), or (ii) a taxing authority successfully challenges any of the Acquired Companies’ ability to use the Maltese Rate Reduction (in which case, the Maltese corporate income Tax liability of an Acquired Company shall be calculated taking into account the Maltese Rate Reduction, as adjusted by the taxing authority).
(i)Company Check-the-Box Election. Section 338(g) Election.
(i)The Parties agree that (A) at least ten (10) Business Days prior to the Closing, Seller shall deliver to Purchaser the original copy of the IRS Form 8832, properly filled out and executed by Seller, electing to have the Company treated as a disregarded entity with an effective date no later than the day before the Closing Date, such that the Company shall be treated as a disregarded entity for the entirety of the Closing Date (the “Check-the-Box Election”) and, at Purchaser’s option, (1) Seller shall timely submit the Check-the-Box Election to the IRS and deliver to Purchaser evidence of such submission, or (2) Purchaser shall timely submit the Check-the-Box Election to the IRS and deliver to Seller evidence of such submission, and in either case, the Party receiving an IRS confirmation notice that states whether the IRS has approved the Check-the-Box Election shall promptly deliver a copy of such notice to the other Party; and (B) Purchaser shall make a timely election under Section 338(g) of the Code (and any corresponding elections under state, local and foreign Tax Law) with respect to Walnut Glade (the “Section 338(g) Election”).
(ii)At least ten (10) Business Days prior to the Closing Date, Purchaser shall prepare and provide to Seller for its review a draft of the IRS Form 8023 and a duly completed notice required under Treasury Regulations Section 1.338-2(e)(4) and any applicable U.S. state or local Tax forms (such IRS, state, and local forms, collectively, the “Section 338(g) Election Forms”) that are required to be filed in connection with the Section 338(g) Election. Purchaser shall incorporate any comments provided in good faith by Seller on the Section 338(g) Election Forms and shall timely file with the IRS and any other applicable Tax authorities all the Section 338(g) Election Forms required to be so filed and provide to Seller copies thereof (together with proof of mailing) and the duly completed notice in accordance with Treasury Regulations Section 1.338-2(e)(4). Seller and Purchaser shall, and shall cause their respective Affiliates to, file their Tax Returns in a manner reflecting that the Section 338(g) Election has been made.
(iii)The Parties agree that the Purchase Price (and any other items treated as consideration for tax purposes) shall be allocated (A) among the assets of the Company and (B) to the extent the Purchase Price is allocated to the stock of the Walnut Glade under the preceding clause (A) of this Section 7.1(i)(iii), further allocated among the assets of Walnut Glade. Within ninety (90) days after the Closing Date, Purchaser shall deliver such allocation to Seller, prepared in accordance with the principles of Sections 338 and 1060 of the Code and the

Treasury Regulations promulgated thereunder (the “Allocation Schedule”). The Allocation Schedule shall become final and binding on the Parties thirty (30) days after Purchaser delivers such schedule to Seller, unless Seller objects in writing to any amounts reflected on the Allocation Schedule, specifying the basis for its objection in reasonable detail. If Seller does object, then Purchaser and Seller shall negotiate in good faith and use their reasonable best efforts to resolve the dispute within fifteen (15) Business Days of written notice to Purchaser of Seller’s objection. Any such resolution shall be final and binding on the Parties. In the event Seller and Purchaser are unable to resolve any dispute within such fifteen (15) day period, Seller and Purchaser shall submit the dispute to a mutually agreed independent accounting firm (the “Firm”), provided, that (x) the Firm shall be requested to deliver its decision before the due date for any applicable Tax Return, and (y) in the event that the decision of the Firm is not provided on or before such due date, the applicable Tax Return shall be filed in accordance with the position of Purchaser and thereafter amended, if applicable, in accordance with the decision of the Firm. Each of Seller and Purchaser shall (1) be bound by the final Allocation Schedule for purposes of determining any Taxes, and (2) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns (including IRS Form 8883) on a basis consistent with the final Allocation Schedule (either by failure of Seller to properly and timely provide comments, mutual agreement of Purchaser and Seller or by determination of the Firm). In the event that any adjustment is required to be made to Tax Returns (including IRS Form 8883) as a result of any payments under this Agreement, an amended Allocation Schedule shall be prepared consistent with the provisions of this Section 7.1(i)(iii) and the Parties shall file all Tax Returns (including a revised IRS Form 8883) in a manner consistent with such revised Allocation Schedule, and shall not take any position inconsistent therewith.
(iv)Intended Tax Treatment. The Parties agree that (A) as a result of the Check-the-Box Election, the Company will be deemed to have liquidated for U.S. federal income Tax purposes and such liquidation will be deemed to have occurred prior to the Closing Date; (B) as a result of the Section 338(g) Election, Walnut Glade will be deemed to have sold the Company Intellectual Property (which includes, for the avoidance of doubt, any rights treated as ownership of the Company Intellectual Property for Tax purposes) to an unrelated person resulting in a termination of the deemed royalty to YIFC, as determined under Treasury Regulations Section 1.367(d)-1T(f)(ii); (C) as a result of the Section 338(g) Election, YIFC shall be deemed to have established an account receivable from Walnut Glade pursuant to Treasury Regulations Section 1.367(d)-1T(g)(1)(i) (the “367(d) Receivable”) and (D) the 367(d) Receivable shall be deemed to have been capitalized by YIFC into Walnut Glade (and therefore extinguished) immediately prior to Closing (and for purposes of applying Section 7.1(i)(iii), no amounts shall be allocated to the 367(d) Receivable) (the “Intended Tax Treatment”). Each Party shall prepare and file, and shall cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Intended Tax Treatment and shall not take any position inconsistent therewith.
Section 7.2Books and Records; Access and Assistance.
(a)For a period of seven (7) years after the Closing Date, each of Seller and Purchaser shall retain, or cause the Acquired Companies to retain, all books and records relating to the ownership of the Acquired Companies prior to the Closing Date.

(b)After the Closing Date, Purchaser shall permit Seller and its Representatives to have reasonable access to, and to inspect and copy, at Seller’s expense, any books and records referred to in Section 7.2(a) that Seller requires for financial reporting, Tax, or accounting purposes; provided, however, that (i) Seller shall provide at least three (3) Business Days’ prior written notice to Purchaser of any such request, specifying in reasonable detail the books and records to be accessed, (ii) any such access shall be during normal business hours and shall not unreasonably interfere with the operations of Purchaser or the Acquired Companies, (iii) Seller and its Representatives shall comply with all reasonable security and confidentiality procedures of Purchaser and the Acquired Companies of which Purchaser notifies Seller in writing, and (iv) Seller shall not use any information obtained pursuant to this Section 7.2(b) for any purpose other than the purposes specified herein.
(c)If after the Closing either Party is contesting or defending against any Proceeding, hearing, investigation, claim, or demand relating to (i) any transaction contemplated by this Agreement or the Related Agreements or (ii) any fact, situation, condition, event, action, failure to act, or transaction occurring prior to the Closing Date involving any Acquired Company, the other Party shall (A) fully cooperate with the contesting or defending Party and its counsel in, and assist the contesting or defending Party and its counsel with, the contest or defense, (B) make available such other Party’s personnel (including for purposes of fact finding, consultation, interviews, depositions, and, if required, as witnesses), and (C) provide such information, testimony, and access to its books and records, in each case as shall be reasonably requested in connection with the contest or defense, all at the sole cost and expense (not including employee compensation and benefits costs) of the contesting or defending Party; provided, however, that (x) the foregoing shall not apply to any dispute between the Parties, (y) no Party shall be required to provide assistance at times or in amounts that would unreasonably interfere with the business and operations of such Party, and (z) the Party requesting assistance shall pay the reasonable out-of-pocket expenses (including reasonable attorneys’ fees) incurred by the Party providing such assistance.
(d)From and after the Closing Date until the sixth (6th) anniversary thereof, Seller shall permit Purchaser and its Representatives to have reasonable access (for the purpose of examining and copying), upon reasonable advance notice, to, and to inspect and copy, at Purchaser’s expense, any books, records, documents, correspondence, workpapers, data and other information retained by Seller or any of its Affiliates, and not delivered to Purchaser at the Closing, that relate to the ownership or operation of any Acquired Company prior to the Closing Date (including any Tax workpapers, shared services records, insurance claims files, regulatory correspondence and employee records maintained at the Seller group level) to the extent reasonably requested by Purchaser for purposes of (i) integration of the Acquired Companies into Purchaser’s operations, (ii) compliance with applicable Law or the requirements of any Governmental Authority, (iii) preparation or filing of Tax Returns, (iv) defense of any Proceeding or (v) any other reasonable business purpose; provided, however, that Seller shall not be required to (or to cause any of its Affiliates to) permit Purchaser to inspect or copy any books, records, documents, correspondence, workpapers, data or other information relating to a Seller Affiliated Group Tax Return or related records or workpapers concerning a Seller Affiliated Group Tax Return; provided, further, that such access shall not extend to any (x) trade secrets or other competitively sensitive information of Seller or its Affiliates or (y) any information that is subject to any applicable confidentiality restrictions or attorney-client, work product or other privilege, and provided that Seller shall use commercially reasonable efforts to make alternative arrangements to disclose such confidential or work product or other privileged information in a manner that does not waive or violate such confidentiality or privilege. Seller shall make its relevant personnel available to Purchaser to provide reasonable assistance and explanation with respect to such books and records.

Section 7.3Confidentiality. Purchaser acknowledges that the information being provided to it in connection with the transactions contemplated by this Agreement is subject to that certain Confidentiality Agreement, dated as of November 11, 2025, by and between Seller and Purchaser (the “Confidentiality Agreement”). Effective upon the Closing, and without further action by any Party, such agreement shall terminate.
Section 7.4Release. Effective as of the Closing (but only if the Closing actually occurs), each of Purchaser and Seller, each on behalf of itself and each of its Affiliates (including, in the case of the release by Purchaser, the Acquired Companies) and each of its and their respective current, former and future officers, directors, managers, employees, partners, members, equityholders, advisors, successors and assigns solely in their respective capacities as such (collectively, in such capacity, the “Releasing Parties”), to the fullest extent permitted under applicable Law, hereby irrevocably and unconditionally releases and forever discharges the other Party and its current and former Affiliates (excluding, in the case of the release by Purchaser, the Acquired Companies) and each of their respective current, former and future officers, directors, managers, employees, partners, members, equityholders, advisors, successors and assigns solely in their respective capacities as such (collectively, in such capacity, the “Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort, contribution or otherwise) which the Releasing Parties may have against any of the Released Parties, now or in the future, in respect of any cause, matter or thing, relating to the Acquired Companies, the Pizza Hut Global Business, the Pizza Hut PRC Business, the Pizza Hut MLA or the transactions contemplated hereby, in each case, occurring or arising prior to the Closing; provided, however, that the foregoing release shall not (i) release any obligations of the Released Parties under this Agreement, the Related Agreements, or the Existing Agreements, (ii) release any claims arising from Fraud, (iii) release any claims relating to the Tax indemnity under Section 7.1(h), (iv) release any rights of the Released Parties under any Surviving Intercompany Agreements (subject to the last sentence of Section 10.2(a)), (v) release any claims arising under the R&W Insurance Policy, or (vi) in the case of the release by Purchaser, release any ROW Group Company (or ROW Purchaser or any of its Affiliates or any of its or their respective officers, directors, managers, employees, partners, members, equityholders, advisors, successors or assigns). Each of Purchaser and Seller, each on behalf of itself and each of its applicable Releasing Parties, covenants and agrees that none of its respective Releasing Parties shall assert any such claim against the Released Parties, subject to the foregoing proviso. Notwithstanding anything to the contrary in this Section 7.4, if the ROW Purchase Agreement is validly terminated prior to the consummation of the ROW Closing, then effective upon the later of the Closing and such termination, Purchaser hereby releases the ROW Group Companies and their respective Affiliates and their respective current, former and future officers, directors, managers, and employees solely in their respective capacities as such, from and against any and all claims of the type described in this Section 7.4 for the time frames described in this Section 7.4 and subject to the limitations and exceptions set forth in this Section 7.4 (other than clause (vi) above). Notwithstanding the foregoing or anything to the contrary herein, the foregoing releases do not apply to the extent related to any business or operation other than the Acquired Companies, Pizza Hut Global Business, the Pizza Hut PRC Business, the Pizza Hut MLA or the transactions contemplated hereby. For the avoidance of doubt, no ROW Group Company shall be an Affiliate of Seller for purposes of the release by Seller if the Closing occurs after the ROW Closing.
Section 7.5Financing.
(a)Following the date hereof and until the Closing, Seller shall use its reasonable best efforts to provide, and shall cause its Subsidiaries and Representatives to provide, at Purchaser’s sole cost and expense, such customary cooperation and customary and reasonably available financial information in the possession of or readily available to Seller at such time and data, in each case, that is reasonably requested by Purchaser in connection with any potential debt financing in connection with the transactions contemplated hereby; provided, however, that no such cooperation shall be required to the extent it would unreasonably disrupt or interfere with the conduct of the business of Seller or any of its Subsidiaries.
(b)Notwithstanding Section 7.5(a):
(i)neither Seller nor any of its Subsidiaries, including, prior to the Closing, the Acquired Companies, shall be required to pay any commitment or other fee or incur or reimburse any liability or obligation in connection with any financing of Purchaser;
(ii)neither Seller nor any of its Subsidiaries, including, prior to the Closing, the Acquired Companies, shall be required to take any action that conflicts with or violates (A) its Governing Documents, (B) any Contract to which it is party or (C) applicable Law;
(iii)neither Seller nor any of its Subsidiaries, including, prior to the Closing, the Acquired Companies, nor any director, officer, employee or governing body of any such Person, shall be required to enter into or approve or take any other corporate organizational action in connection with any financing of Purchaser;
(iv)neither Seller nor any of its Subsidiaries, including, prior to the Closing, the Acquired Companies, shall be required to deliver any legal opinion;
(v)neither Seller nor any of its Subsidiaries, including, prior to the Closing, the Acquired Companies, shall be required to prepare and/or provide any projections, financial statements or pro forma financial statements (it being understood that Seller shall not be required to procure any review of its financial information by its accountants); provided, however; Seller will provide trial balances for the Acquired Companies consistent with the trial balances provided prior to the date hereof as soon as reasonably available;
(vi)neither Seller nor any of its Subsidiaries, including, prior to the Closing, the Acquired Companies (except as provided below), shall be required to (A) make any representation, warranty or certification or (B) take any action that would (1) result in a breach of any representation, warranty or covenant set forth in this Agreement or any applicable Related Agreement or (2) subject any director, manager, officer or employee of Seller or its Subsidiaries, including the Acquired Companies, to any actual or potential personal liability; provided that the foregoing shall not excuse the Acquired Companies from providing reasonable documentation and other information customarily required by United States bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to the Acquired Companies, in each case as reasonably requested by Purchaser;
(vii)neither Seller nor any of its Subsidiaries nor any director, officer, manager or employee thereof shall be required to provide any cooperation that does not, in the good faith determination of such Person, pertain to any Acquired Company or any predecessor entity that conducted the business operated by any Acquired Company prior to the Formation Date (each, a “Predecessor Company”) (it being understood and agreed that no employee or officer of Seller or its Subsidiaries, including the Acquired Companies, shall be required to take any action other than on behalf of, or related to, an applicable Acquired Company or a Predecessor Company in his or her capacity as such) (it being further understood and agreed that any cooperation pertaining to a Predecessor Company shall be limited to the Pizza Hut PRC Business);
(viii)neither Seller nor any of its Subsidiaries, including the Acquired Companies, shall be required to provide access to or disclose information that such Person determines in good faith would jeopardize any attorney-client privilege or other privilege of Seller or its Subsidiaries, including the Acquired Companies, and that in the event that any such Person does not provide access or information in reliance on this clause, Seller shall provide notice to Purchaser that such access or information is being withheld and shall use reasonable efforts to disclose as much of such information as possible in a way that does not jeopardize such privilege; and
(ix)neither Seller nor any of its Subsidiaries shall be required to take any action that (i) would require physical travel to another country outside of the United States or (ii) would not be customary for a seller or any of its Affiliates to undertake in connection with a merger or acquisition financing transaction with a lender organized and operating in the United States.
(c)Purchaser shall indemnify and hold harmless Seller, its Subsidiaries, including the Acquired Companies, and their respective Representatives (collectively, “Financing Indemnified Parties”) from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any Purchaser financing and the performance of their respective obligations under this Section 7.5 and any information utilized in connection therewith, except to the extent such liabilities, losses, damages, claims, costs expenses, interest, awards, judgments or penalties arise from the breach of this Agreement by Seller or any of its Subsidiaries, including any Acquired Company, or result from the gross negligence, bad faith or willful misconduct of Seller or any of its Subsidiaries, including any Acquired Company, or any of their respective Financing Indemnified Parties or Affiliates.
(d)Purchaser shall be solely responsible for all costs and expenses incurred by Seller, its Subsidiaries (including the Acquired Companies), and their respective Financing Indemnified Parties in connection with the cooperation provided under this Section 7.5, and Purchaser shall, promptly upon request of Seller, reimburse Seller, its Subsidiaries (including the Acquired Companies), and their respective Financing Indemnified Parties for all reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of any of Seller or its Subsidiaries (including the Acquired Companies) in connection therewith (other than financial information that would have been prepared in the ordinary course of Seller’s or the Acquired Companies’ business in the absence of this Agreement).
(e)It is understood and agreed that any information provided pursuant to this Section 7.5 shall be subject to the terms of the Confidentiality Agreement.
(f)Notwithstanding anything to the contrary herein, the failure of Seller or its Subsidiaries, including the Acquired Companies, to comply with this Section 7.5 shall not give rise to the failure of a condition precedent set forth in Section 8.2(b) or a termination right pursuant to Section 9.1 unless (i) Purchaser provides prompt written notice to Seller of the alleged failure to comply, specifying that such alleged failure would reasonably be expected to cause the failure of Purchaser’s financing to be obtained and the steps requested to be taken to cure such alleged failure in a commercially reasonable manner consistent with this Section 7.5 and Seller or its applicable Subsidiaries failed to promptly use commercially reasonable efforts to take such steps in a manner consistent with (and to the extent such steps are required under) this Section 7.5, and (ii) Seller’s or its Subsidiaries’ failure to comply was the proximate cause of the failure of such financing (as such financing is contemplated as of the date of this Agreement) to be obtained on or before the date on which Purchaser is required to consummate the Closing pursuant to Section 2.2. The obligations set forth in Section 7.5(c) and Section 7.5(d) shall survive the Closing or earlier termination of this Agreement.
Section 7.6Pizza Hut MLA.
(a)Purchaser shall cause any amount for any period ending on or prior to the Closing Date under Section 3.1 of the Pizza Hut MLA to be paid to the party identified by Seller to Purchaser on or prior to the Closing Date on the terms set forth in the Pizza Hut MLA and shall withhold thereon consistent with past practice in respect of periods prior to the Closing Date.
(b)Purchaser acknowledges and agrees, for itself and on behalf of YCCL, that, notwithstanding the consummation of the transactions contemplated hereby, the provisions of the first paragraph of Section 4.1 and Sections 4.1.3, 4.1.4 and 4.4 of the Pizza Hut MLA apply for all periods and with respect to all Intellectual Property existing on or prior to the effective date of the IP Confirmation and Assignment Agreement, and that Cherry Glade’s rights as described in such provisions have been assigned by Cherry Glade to PHILLC pursuant to a master franchise agreement; provided, however, that the ownership of Intellectual Property reflected in such provisions has been modified to the extent provided by the Consent of Assignment, the Trademark Assignment Agreement and the IP Confirmation and Assignment Agreement.
(c)Purchaser further acknowledges and agrees that all rights of Licensor (as such term is defined in the Pizza Hut MLA) and its other Indemnitees (as such term is defined in the Pizza Hut MLA) under Section 11.1 of the Pizza Hut MLA are hereby irrevocably assigned and transferred to Seller and its other Indemnitees (as such term is defined in the Pizza Hut MLA, substituting Seller for Licensor) other than the Acquired Companies effective (without any further action of any Party or any party to the Pizza Hut MLA) as of immediately prior to the Closing; provided that (i) the indemnification obligations of Licensee (as such term is defined in the Pizza Hut MLA) shall apply only to third-party claims first asserted against Seller or such other Indemnitees within three (3) years following the Closing Date, (ii) no indemnification claim may be brought after such date, regardless of when the underlying acts, omissions, or use occurred (provided, however, that any claim properly noticed prior to such date shall survive until final resolution), and (iii) any claim not asserted within such period shall be irrevocably barred; provided further, for the avoidance of doubt, that Licensee’s indemnification obligations with respect to any Affiliate of Seller shall continue after such Person ceases to be an Affiliate of Seller. In furtherance of the foregoing, notwithstanding any termination of the Pizza Hut MLA after Closing, all such rights of Seller and its other Indemnitees as set forth in this Section 7.6(c) shall continue in full force and effect in accordance with the terms thereof notwithstanding any termination or modification of the Pizza Hut MLA. For the avoidance of doubt, neither Purchaser nor any Acquired Company shall have any right to such indemnification, or any right to waive any of such indemnification rights of Seller and its other Indemnitees, and Purchaser hereby agrees to, and to cause its Affiliates to, not assert, by way of motion, as a defense or otherwise, in any dispute, controversy or claim, any claim that such indemnity rights as set forth in this Section 7.6(c) are not rights of Seller and its other Indemnitees (other than the Acquired Companies).
(d)Seller acknowledges and agrees, for itself and its Affiliates (including PHILLC and PHLLC), that, as of immediately prior to the Closing, the provisions of Sections 4.1.3 and 4.1.4 of the Pizza Hut MLA with respect to any licenses or rights granted to Seller or any of its Affiliates to Future Brand Business IP (as defined in the Pizza Hut MLA) and/or

Customer Data (as defined in the Pizza Hut MLA) are terminated as of immediately prior to the Closing.
Section 7.7Seller Insurance. From and after the Closing Date, the Acquired Companies shall cease to be insured by, have access or availability to, be entitled to make claims on, be entitled to claim benefits from or seek coverage under any policy of or agreement for insurance and interests in insurance pools and programs covering risks of Seller or its current or former Affiliates (in each case including self-insurance and insurance from such a current or former Affiliate) and all rights of any nature with respect to any of the foregoing, including in each case all recoveries thereunder and rights to assert claims seeking any such recoveries; provided, however, that with respect to any claims, events, or occurrences arising out of or relating to matters occurring prior to the Closing Date (whether such claims are made, asserted, or discovered before, on, or after the Closing Date), (i) Seller shall use commercially reasonable efforts to provide the Acquired Companies with the ability to assert claims and seek coverage under any applicable third-party insurance policies of Seller or its Affiliates in effect at or prior to the Closing Date that covered the Acquired Companies and that are “occurrence based” (each such policy, an “Available Insurance Policy”), and if an Available Insurance Policy does not allow the Acquired Companies to make a claim, Seller shall, or shall cause its Affiliates to, upon Purchaser’s or its applicable Subsidiary’s reasonable request, use commercially reasonable efforts to make a claim on behalf of the Acquired Companies, (ii) Seller shall use commercially reasonable efforts to cooperate with Purchaser and the Acquired Companies in connection with any such insurance claims (including by filing or tendering claims to the applicable insurance carriers on behalf of or at the request of the Acquired Companies and providing such information and documentation as may be reasonably requested), (iii) any insurance recoveries received in respect of such claims shall be promptly remitted to Purchaser or the applicable Acquired Company net of any reasonable out-of-pocket costs and expenses incurred by Seller and its Affiliates, and (iv) Seller shall not take any action (excluding, for the avoidance of doubt, the pursuit of claims of Seller and its Affiliates under any such policy) to extinguish, reduce, or otherwise adversely affect any rights of the Acquired Companies with respect to such claims, including by amending, canceling, or failing to renew any Available Insurance Policy to the extent such action would adversely affect coverage for pre-Closing matters; provided that such access to, and the right to make claims under, any Available Insurance Policy shall be subject to the terms and conditions of such Available Insurance Policy, including any restrictions on coverage or scope, any deductibles, retentions or self-insurance provision, and any fees, costs or other expenses, and shall be subject to the following additional conditions:
(a)Purchaser shall report any potentially insured pre-Closing claim to Seller, as promptly as practicable and in any event in sufficient time so that such claim may be made in accordance with Seller’s or its Affiliates’ claim reporting procedures in effect immediately prior to the Closing (or as updated following the Closing, following reasonable notice thereof to Purchaser), provided that (i) Seller shall provide Purchaser not less than thirty (30) days’ prior written notice of any material change to such procedures and (ii) no such update shall impose requirements on Purchaser that are not imposed on the divisions and businesses of Seller and its Affiliates without Purchaser’s prior written consent;
(b)to the extent that Seller or any of its Affiliates incurs any documented incremental premium increases, fees, or expenses (including reasonable legal fees and allocated claims, expenses or claim handling fees) that are directly and demonstrably attributable to claims made by Purchaser or any of its Affiliates under any Available Insurance Policy (and not attributable to general market conditions, Seller’s own claims experience, or other factors unrelated to such claims by Purchaser or its Affiliates), Seller shall be entitled to offset such documented amounts against any insurance recoveries otherwise payable to Purchaser or the applicable Acquired Company pursuant to this Section 7.7; provided, however, that (A) in no event shall the aggregate amounts offset or otherwise reimbursed by Purchaser under this Section 7.7(b) exceed the aggregate insurance proceeds actually received by or on behalf of Purchaser and its Affiliates (including the Acquired Companies) under the applicable Available Insurance Policy in respect of the relevant claims, and (B) Seller shall provide Purchaser with reasonable documentation evidencing any such incremental costs and the basis for attributing such costs to Purchaser’s claims (including copies of any relevant correspondence from the applicable insurer);
(c)any recovery under any Available Insurance Policy shall be net of all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by Purchaser or any of its Affiliates under the policies as provided for under such Available Insurance Policy (including any applicable deductible, retention or other similar amounts);
(d)claims made by Purchaser pursuant to this Section 7.7 will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions or self-insurance provisions under such Available Insurance Policies; and
(e)claims made by Purchaser pursuant to this Section 7.7 will be administered by Seller or its Affiliates and all communications with any insurance providers in connection with such claims will be managed solely by Seller or its Affiliates, provided that Seller shall (i) administer such claims in good faith, in a commercially reasonable manner, and in accordance with the reasonable instructions of Purchaser, provided that such instructions are consistent with applicable Law and the terms of the applicable insurance policy, (ii) keep Purchaser reasonably informed of the status of each such claim and provide copies of all material correspondence with insurance carriers relating thereto, and (iii) not settle, release, compromise, or otherwise resolve any claim asserted on behalf of Purchaser or any Acquired Company without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned, or delayed); provided, however, that Purchaser may elect, upon written notice to Seller, to directly administer and manage any such claim to the extent permitted under the applicable Available Insurance Policy, in which case Seller and its Affiliates shall reasonably cooperate with Purchaser in connection therewith.
Nothing in this Agreement shall be considered as an attempted assignment of any insurance policy, including any Available Insurance Policy, or as a contract of insurance, and nothing in this Agreement shall limit, waive or abrogate in any manner any rights of Seller or its Affiliates to insurance coverage for any matter, and Seller shall retain the exclusive right to control all of its insurance policies, including the Available Insurance Policies, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and to amend, modify, terminate or waive any such insurance policies and programs or rights thereunder; provided, however, that Seller not exercise any right to exhaust, settle, release, commute, buy-back, or otherwise resolve disputes with respect to any Available Insurance Policy, or any right to amend, modify, terminate, or waive any Available Insurance Policy or any right thereunder, in each case, in a manner that would materially and adversely affect the ability of the Acquired Companies to assert claims or obtain coverage for pre-Closing matters under this Section 7.7. In the event that aggregate limits under any Available Insurance Policy are insufficient to satisfy in full the claims of both (A) Seller and its Affiliates, on the one hand, and (B) the Acquired Companies, on the other hand, such aggregate limits shall be shared pro rata based on the relative amount of covered losses submitted by each group.
Section 7.8Certain Post-Closing Deliveries. Within five (5) Business Days following the Closing Date, Seller shall deliver or cause to be delivered to Purchaser (a) an electronic copy of the Data Room, which shall include all documents, files, and other materials posted to the Data Room as of 11:59 p.m. (Eastern Time) on the Business Day immediately preceding the Closing Date and (b) the corporate records of each Acquired Company, including minute books, if any. To the extent such corporate records do not include the financial records, Tax records, or bank account information of each Acquired Company, Seller shall deliver such financial records (including trial balances), Tax records, and bank account information to Purchaser reasonably promptly following the Closing; provided, however, that Seller shall not be required to (or to cause any of its Affiliates to) deliver any books, records, documents, correspondence, workpapers, data or other information to the extent related to a Seller Affiliated Group Tax Return or related records or workpapers concerning a Seller Affiliated Group Tax Return; provided further that Seller shall use commercially reasonable efforts to provide portions of such records, or redacted versions thereof, to the extent such items relate solely to the Acquired Companies.
Section 7.9Rest of World Sale. If Seller and its Affiliates consummate the sale of the Pizza Hut business outside the PRC (the “ROW Closing”) prior to the consummation of the purchase and sale of the Interests, (a) Purchaser shall cause the Co-Existence Agreement to be executed and delivered by YCCL in the form attached to this Agreement at or before the ROW Closing, and (b) Seller shall (i) cause the Co-Existence Agreement, the IP Confirmation and Assignment Agreement, and the Pizza Hut PRC License Agreement, to be executed and delivered in the forms attached to this Agreement, and a sublicense agreement to be entered into by and between the Company and Cherry Glade in a form reasonably acceptable to Purchaser, in connection with the ROW Closing, (ii) cause the Intercompany Agreements set forth on Schedule 2.5(h) to be terminated, in connection with the ROW Closing, and (iii) not modify, amend, or waive any terms of, or terminate, any agreement described in the foregoing clause (i) without Purchaser’s prior written consent. For the avoidance of doubt, no such agreement shall be executed or delivered in a form that differs from the applicable form attached to this Agreement unless Purchaser shall have approved any adjustments to such forms in writing (it being understood that finalizing such agreement as contemplated by the form attached hereto shall be permitted, notwithstanding the foregoing). Seller shall provide Purchaser with reasonable advance written notice of the anticipated date of the ROW Closing if it precedes the Closing and shall keep Purchaser reasonably informed to the extent such anticipated date changes.
Section 7.10Certain IP Costs. In relation to the Trademark Assignment Agreement and the IP Confirmation and Assignment Agreement, Seller shall, at Seller’s cost, (i) make such filings, execute and deliver all such documents and provide all such cooperation and assistance as may reasonably be required as requested by the Company to evidence, record, and perfect the assignment of the Marks (as defined in the Trademark Assignment Agreement) and Copyrights (as defined in the IP Confirmation and Assignment Agreement) to the Company, (ii) continue to follow up with the assignment application filed with CNIPA pursuant to the Consent of Assignment, (iii) until the Closing, pay or cause to be paid any registration, maintenance and renewal fees, and (iv) file any documents with the appropriate Governmental Authority and pay any applicable costs until the assignment of all the Marks and Copyrights is duly completed.
ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.1Conditions to Each Party’s Obligations. The obligations of each Party to consummate the purchase and sale of the Interests and the Closing are subject to the satisfaction (or waiver by each of Seller and Purchaser) of the following conditions as of the Closing Date: (a) no Governmental Authority shall have entered or issued any Order preventing, enjoining, or making illegal the consummation of any of the transactions contemplated by this Agreement or the Related Agreements, and (b) no Law shall have been enacted or shall be deemed applicable to any of the transactions contemplated by this Agreement or the Related Agreements which makes the consummation of any of such transactions illegal.

Section 8.2Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the purchase and sale of the Interests and the Closing are subject to the satisfaction (or waiver by Purchaser) of the following additional conditions as of the Closing Date:
(a)The Fundamental Representations of Seller shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except for those Fundamental Representations that speak as of the date of this Agreement or any other specific date, in which case such Fundamental Representations shall have been true and correct in all respects (except for de minimis inaccuracies) as of such date). The other representations and warranties of Seller set forth in ARTICLE IV (disregarding all qualifications as to materiality set forth therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except for those representations and warranties that speak as of the date of this Agreement or any other specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date).
(b)Seller shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by Seller under this Agreement on or prior to the Closing Date.
(c)Any and all Liens on the Interests (other than restrictions on transfer imposed under applicable securities Laws) and any and all Liens (other than Permitted Liens) on the properties and assets of the Acquired Companies shall have been terminated and released pursuant to documentation in form and substance reasonably satisfactory to Purchaser.
(d)Purchaser shall have received from Seller each delivery required pursuant to Section 2.5.
Section 8.3Additional Conditions to Obligations of Seller. The obligations of Seller to consummate the purchase and sale of the Interests and the Closing are subject to the satisfaction (or waiver by Seller) of the following additional conditions as of the Closing Date:
(a)The Fundamental Representations of Purchaser shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except for those Fundamental Representations that speak as of the date of this Agreement or any other specific date, in which case such Fundamental Representations shall have been true and correct in all respects (except for de minimis inaccuracies) as of such date). The other representations and warranties of Purchaser set forth in ARTICLE V (disregarding all qualifications as to materiality set forth therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except for those representations and warranties that speak as of the date of this Agreement or any other specific date, in which case such representations and warranties shall be true and correct as of such date).
(b)Purchaser shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by Purchaser under this Agreement on or prior to the Closing Date.
(c)Seller shall have received from Purchaser each delivery required pursuant to Section 2.4.
Section 8.4Frustration of Closing Conditions. Neither Party may rely, whether as a basis for not consummating the transactions contemplated by this Agreement or terminating this Agreement or otherwise, on the failure of any condition set forth in this ARTICLE VIII to be satisfied if such failure was caused by such Party’s breach of this Agreement.

ARTICLE IX
TERMINATION
Section 9.1Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, by written notice delivered by the terminating Party to the other Party (other than in the case of Section 9.1(a)) at any time prior to the Closing:
(a)by the mutual written agreement of Seller and Purchaser;
(b)by either Seller or Purchaser, if the Closing does not occur on or prior to November 16, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party whose breach of or failure to perform any of its representations, warranties, covenants, or agreements contained in this Agreement has been the cause of or has resulted in the failure of the Closing to occur on or prior to the Outside Date;
(c)by Purchaser, if Purchaser is not then in material breach of this Agreement, if:
(i)Seller breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 8.1 or Section 8.2 and (B) (1) if capable of being cured, has not been cured by Seller by the earlier of the Outside Date and the date that is twenty (20) days after Seller’s receipt of written notice from Purchaser stating Purchaser’s intention to terminate this Agreement pursuant to this Section 9.1(c) or (2) is incapable of being cured; or
(ii) any of the conditions set forth in Section 8.1 or Section 8.2 has become incapable of being satisfied on or prior to the Outside Date; or
(d)by Seller, if Seller is not then in material breach of this Agreement, if:
(i)Purchaser breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 8.1 or Section 8.3 and (B) (1) if capable of being cured, has not been cured by Purchaser by the earlier of the Outside Date and the date that is twenty (20) days after Purchaser’s receipt of written notice from Seller stating Seller’s intention to terminate this Agreement pursuant to this Section 9.1(d) or (2) is incapable of being cured; or
(ii)any of the conditions set forth in Section 8.1 or Section 8.3 has become incapable of being satisfied on or prior to the Outside Date; or
(e)by Seller, if Seller is not then in material breach of this Agreement, if:
(i)(A) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), and (B) Purchaser is required to consummate the Closing under Section 2.2;

(ii)Seller has delivered written notice to Purchaser confirming that clause (i) of this Section 9.1(e) is satisfied and that Seller is prepared to consummate the Closing (the “Closing Notice”);
(iii)Purchaser fails to consummate the Closing within five (5) Business Days following the date on which it receives the Closing Notice; and
(iv)Seller stood ready, willing and able to consummate the Closing throughout such five (5)-Business Day period.
Section 9.2Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.1, this Agreement will immediately become void and have no further force or effect, and neither Party will have any Liability to the other Party; provided, however, that (a) the first sentence of Section 7.3, Section 7.5(c), Section 7.5(d), Section 7.5(f), Section 7.9, this Section 9.2, Section 10.2, Section 10.3, Section 11.1, Section 11.2, Section 11.8, Section 11.10, Section 11.13, Section 11.14, and Section 11.15 will survive such termination and (b) no such termination will relieve either Party from Liability for any Fraud or Willful Breach of this Agreement by such Party prior to such termination. The Parties agree that if Purchaser does not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied at the Closing), Purchaser received a Closing Notice and Purchaser fails or refuses to consummate the Closing as required to do so under Section 2.2, such failure or refusal to close shall be deemed to be a Willful Breach of this Agreement by Purchaser unless Purchaser had a good faith belief that one or more of the closing conditions in Section 8.1 or Section 8.2 had not been satisfied or waived or that it was not required to consummate the Closing under Section 2.2. In determining losses or damages recoverable upon termination by a Party for the other Party’s Willful Breach, the Parties acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by such Party, taking into consideration all relevant matters (including other opportunities and the time value of money), which shall be deemed to be damages of such Party.
ARTICLE X
NO SURVIVAL; ACKNOWLEDGMENTS; RELATED MATTERS
Section 10.1Survival. The Parties, intending to modify any applicable statute of limitations, agree that (a) each of the representations and warranties of the Parties set forth in this Agreement or in any certificate delivered pursuant to this Agreement, shall terminate effective immediately as of the Closing (and no claims may be brought with respect thereto from and after the Closing); (b) each covenant and agreement of the Parties set forth in this Agreement shall, to the extent such covenant or agreement contemplates or requires performance prior to the Closing, terminate effective immediately as of the Closing (and no claims may be brought with respect thereto from and after the Closing); and (c) to the extent (and only to the extent) any covenant or agreement contemplates or requires performance at or after the Closing, such covenant and agreement shall expressly survive the Closing in accordance with its terms (or if no term is specified until fully performed). Nothing in this Section 10.1 or elsewhere in this Agreement, shall (i) limit or prohibit the ability of any Party to pursue recoveries against another Party in respect of Fraud, (ii) limit the rights of Purchaser or its Affiliates under any R&W Insurance Policy which Purchaser may procure, which shall be governed by its own terms and conditions, (iii) limit the obligations of Seller under Section 7.1(h), which shall survive the Closing and continue in full force and effect until sixty (60) days after the expiration of the applicable statute of limitations, or (iv) limit the obligations of the Parties under ARTICLE II (Sale and Purchase of the Interests; Closing), Section 6.4 (Payment of Indebtedness), Section 6.5 (Settlement of Current Liabilities), Section 7.7 (Seller Insurance), Section 7.8 (Certain Post-Closing Deliveries), Section 7.10 (Certain IP Costs), and Section 11.9 (Further Assurances),

which shall survive the Closing to the extent not fully performed as of the Closing. For the avoidance of doubt, any claim asserted in writing with reasonable specificity prior to the expiration of the applicable survival period shall survive until the final resolution of such claim.
Section 10.2Acknowledgment.
(a)Purchaser knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf and on behalf of itself and its Affiliates (including, from and after the Closing, the Acquired Companies), that it has conducted to its full satisfaction an independent investigation and verification of the assets and liabilities of the Acquired Companies, has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or any representation or warranty made by Seller herein, and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied solely on the results of its own independent investigation and verification and has not relied on, is not relying on, and will not rely on, any of Seller or any of its Affiliates or any other confidential information provided to or otherwise obtained by Purchaser or any of its Affiliates, in each case whether written or oral, except for the representations and warranties expressly and specifically set forth in ARTICLE IV, as qualified by the Disclosure Schedules, in any certificate delivered pursuant to this Agreement, and in any of the Related Agreements. Purchaser knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf and on behalf of itself and its Affiliates (including, from and after the Closing, the Acquired Companies), that: (i) the representations and warranties expressly and specifically set forth in ARTICLE IV, as qualified by the Disclosure Schedules, in any certificate delivered pursuant to this Agreement, and in any of the Related Agreements, are the sole and exclusive representations, warranties, and statements of any kind made to Purchaser and on which Purchaser may rely in connection with the transactions contemplated by this Agreement and the Related Agreements; and (ii) all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form, including (x) the completeness or accuracy of, or any omission to state or to disclose, any information, and (y) any other statement relating to the historical, current or future business, financial condition, results of operations, assets, liabilities, properties, Contracts and prospects of any Acquired Company or the Pizza Hut PRC Business, or the quality, quantity or condition of any Acquired Company’s assets, are, in each case, specifically disclaimed by Seller, on its own behalf and on behalf of itself and its current and former Affiliates. Purchaser, on its own behalf and on behalf of its Affiliates (including, from and after the Closing, the Acquired Companies), knowingly, willingly, irrevocably and expressly: (A) disclaims reliance on the items in clause (ii) of the immediately preceding sentence, and (B) acknowledges and agrees that it has relied on and is only relying on the items in clause (i) of the immediately preceding sentence. Under no circumstances shall any of the representations or warranties of Seller made herein be imputed to, or deemed to be made by, any other Person. For the avoidance of doubt, Purchaser, on its own behalf and on behalf of its Affiliates (including, from and after the Closing, the Acquired Companies), acknowledges and agrees that any representation or warranty, express or implied, with respect to any Surviving Intercompany Agreement shall be null and void and no claim may be made thereunder or in respect thereof.
(b)Seller knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf and on behalf of itself and its Affiliates (other than the Acquired Companies), that it has conducted to its full satisfaction an independent investigation and verification of the transactions contemplated by this Agreement and, in making its determination to proceed with the transactions contemplated by this Agreement, Seller has relied solely on the results of its own independent investigation and has not relied on, is not relying on, and will not rely on, any of Purchaser or any of its Affiliates or any other confidential information provided to or otherwise obtained by Seller or any of its Affiliates, in each case whether written or oral, except for the representations and warranties expressly and specifically set forth in ARTICLE V, as qualified by the Disclosure Schedules. Seller knowingly, willingly, irrevocably, and expressly acknowledges and agrees, on its own behalf and on behalf of itself and its Affiliates (other than the Acquired Companies), that: (i) the representations and warranties expressly and specifically set forth in ARTICLE V, as qualified by the Disclosure Schedules, in any certificate delivered pursuant to this Agreement, and in any of the Related Agreements, are the sole and exclusive representations, warranties, and statements of any kind made to Seller and on which Seller may rely in connection with the transactions contemplated by this Agreement and the Related Agreements; and (ii) all other representations, warranties and statements of any kind or nature expressed or implied, are specifically disclaimed by Purchaser. Seller, on its own behalf and on behalf of itself and its Affiliates (other than the Acquired Companies), knowingly, willingly, irrevocably and expressly: (A) disclaims reliance on the items in clause (ii) of the immediately preceding sentence, and (B) acknowledges and agrees that it has relied on and is only relying on the items in clause (i) of the immediately preceding sentence. Under no circumstances shall any of the representations and warranties of Purchaser made herein be imputed to, or deemed to have been made by, any other Person.
(c)Notwithstanding anything in this Section 10.2 to the contrary, nothing herein shall limit, restrict or otherwise affect any rights of either Party to bring claims for Fraud, under Section 7.1(h), under Section 10.3, or, solely with respect to Purchaser, under the R&W Insurance Policy.
Section 10.3Exclusive Remedy.
(a)From and after (i) the date hereof until the Closing (if it occurs), Purchaser’s and its Non-Recourse Parties’ sole and exclusive remedy against the Acquired Companies, Seller and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the sale and purchase of the Interests pursuant to this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be solely pursuant to the provisions of Section 9.1, Section 9.2, or Section 11.15 in accordance with the terms hereof, provided that nothing in this clause (i) shall limit or affect any rights of Purchaser or its Affiliates under (A) the Pizza Hut MLA or any other Existing Agreements or (B) from and after the ROW Closing, against any of the ROW Group Companies (or any of their respective equityholders, controlling Persons, Affiliates, members, managers, general or limited partners, or assignees (or any equityholder, controlling Person, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing)), and (ii) the Closing, Purchaser’s and its Non-Recourse Parties’ sole and exclusive remedy against Seller and its Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the sale and purchase of the Interests pursuant to this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law (including under securities Laws), on the basis of “unjust enrichment” or otherwise), shall be solely and exclusively (w) for breach of any agreement or covenant herein expressly surviving, and requiring performance at or after, or that, in the case of ARTICLE II (Sale and Purchase of the Interests; Closing), Section 6.4 (Payment of Indebtedness), Section 6.5 (Settlement of Current Liabilities), Section 7.7 (Seller Insurance), Section 7.8 (Certain Post-Closing Deliveries), Section 7.10 (Certain IP Costs), or Section 11.9 (Further Assurances), was unperformed as of, the Closing, (x) pursuant to the tax indemnity set forth in Section 7.1(h), (y) pursuant to the provisions of the Related Agreements or the Surviving Intercompany Agreements (subject to the last sentence of Section 10.2(a)), or (z) for Fraud; provided, however, that from and after the ROW Closing, this clause (ii) shall not limit or affect any rights of Purchaser or its Affiliates against any of the ROW Group Companies (or any of their respective equityholders, controlling Persons, Affiliates, members, managers, general or limited partners, or assignees (or any equityholder, controlling Person, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing)). In furtherance of the foregoing, Purchaser hereby (for itself and on behalf of its Non-Recourse Parties) waives and releases to the fullest extent permitted under applicable Law, the Acquired Companies, Seller and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it may have against the Acquired Companies, Seller or their respective Non-Recourse Parties relating (directly or indirectly) to the sale and purchase of the Interests pursuant to this Agreement or the transactions contemplated hereby (including relating to any exhibit, Schedule or document delivered hereunder), regardless of the legal theory under such which right, claim or cause of action may arise (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law (including under securities Laws), on the basis of “unjust enrichment” or otherwise) and including any rights to rescission of the transactions contemplated hereby, other than claims described in clauses (w) through (z) of the preceding sentence or the proviso of the preceding sentence. The limits imposed on Purchaser’s and its Non-Recourse Parties’ remedies with respect to this Agreement and the transactions contemplated hereby (including this Section 10.3) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder. None of Purchaser or any of its Non-Recourse Parties may avoid the limitations on liability set forth in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability.
(b)From and after (i) the date hereof until the Closing (if it occurs), Seller’s and its Non-Recourse Parties’ sole and exclusive remedy against Purchaser and its Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be solely pursuant to the provisions of Section 9.1, Section 9.2, or Section 11.15 in accordance with the terms hereof, provided that nothing in this clause (i) shall limit or affect any rights of Seller or its Affiliates under the Pizza Hut MLA or any other Existing Agreements, and (ii) the Closing, Seller’s and its Non-Recourse Parties’ sole and exclusive remedy against Purchaser and its Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the sale and purchase of the Interests pursuant to this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law (including under securities Laws), on the basis of “unjust enrichment” or otherwise), shall be solely and exclusively (x) for breach of any agreement or covenant herein expressly surviving, and requiring performance at or after or that was unperformed as of, the Closing, (y) pursuant to the provisions of the Related Agreements or the Surviving Intercompany Agreements (subject to the last sentence of Section 10.2(a)), or (z) for Fraud. In furtherance of the foregoing, Seller hereby (for itself and on behalf of its Non-Recourse Parties) waives and releases to the fullest extent permitted under applicable Law, Purchaser and its Non-Recourse Parties, from and against any and all other rights, claims and causes of action it may have against Purchaser or its Non-Recourse Parties relating (directly or indirectly) to the sale and purchase of the Interests pursuant to this Agreement or the transactions contemplated hereby (including relating to any exhibit, Schedule or document delivered hereunder), regardless of the legal theory under which such right, claim or cause of action may arise, other than claims described in clauses (x) through (z) of the preceding sentence. The limits imposed on Seller’s and its Non-Recourse Parties’ remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties. None of Seller or any of its Non-Recourse Parties may avoid the limitations on liability set forth in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Notwithstanding anything to the contrary herein, the foregoing does not apply to the extent related to any business or operation other than the Pizza Hut Global Business.

(c)Nothing in this Section 10.3 shall limit (i) a Party’s right to seek specific performance of the other Party’s obligations hereunder in accordance with Section 11.15, bring a claim (and, if successful, recover damages) for Fraud, terminate pursuant to Section 9.1 or bring a claim (and if successful, recover damages) pursuant to Section 9.2; or (ii) from and after the ROW Closing, any rights or claims of Purchaser or its Non-Recourse Parties against any of the ROW Group Companies (or any of their respective equityholders, controlling Persons, Affiliates, members, managers, general or limited partners, or assignees (or any equityholder, controlling Person, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing)).
Section 10.4R&W Insurance Policy. If Purchaser obtains a R&W Insurance Policy, Purchaser shall ensure that such policy expressly waives any claims of subrogation (except in the case of Fraud) against Seller and its current and former Affiliates and their respective Representatives and shall not amend, waive or otherwise modify the R&W Insurance Policy in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any Proceeding against Seller, its current or former Affiliates or any of their respective Representatives, based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement, or the negotiation, execution or performance of this Agreement, other than in the case of Fraud, and such R&W Insurance Policy shall provide that Seller, its current or former Affiliates or any of their respective Representatives are third party beneficiaries of such waivers or restrictions on modifications.
ARTICLE XI
MISCELLANEOUS
Section 11.1Expenses. Except as otherwise provided herein, including as provided in Section 6.2(b), Section 7.2(b), and Section 7.2(c), each Party shall bear its own fees and expenses with respect to this Agreement and the transactions contemplated by this Agreement. For the avoidance of doubt, any fees and expenses incurred by the Acquired Companies prior to the Closing shall be borne by Seller.
Section 11.2Prevailing Party. In any dispute arising out of or related to this Agreement, any of the exhibits or schedules hereto, or any Related Agreement, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party in any final, non-appealable binding decision or order, if any, all documented out-of-pocket costs and attorneys’ fees actually and reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any Related Agreement and, if the adjudicating body determines a party to be the prevailing party in any final, non-appealable binding decision or order under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body shall award the prevailing party an appropriate percentage of the documented out-of-pocket costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any Related Agreement.
Section 11.3Amendments; Waivers. The Parties may amend, modify, or supplement this Agreement only by a written agreement signed by both Parties. No failure or delay on the part of any Party to exercise any right, power or remedy of such Party hereunder shall operate as a waiver thereof, nor shall a single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty or other provision contained in this Agreement shall be effective unless in writing signed by such Party, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty or other provision contained herein.

Section 11.4Notices. Any notice, request, instruction, or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the other Party (a) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (b) when sent, if sent via email, provided, that no undeliverable message is received by the sender, or (c) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, facsimile number, or email address of such Party set forth below and marked to the attention of the designated individual:
(i)    If to Purchaser, to:

Yum China Holdings, Inc.
Yum China Building
20 Tian Yao Qiao Road
Shanghai 200030
People’s Republic of China
Attention: Pingping Liu, Chief Legal Officer
Email:    [*]
with a copy (which will not constitute notice) to:
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Paul L. Choi; Scott R. Williams
Email:    pchoi@sidley.com; swilliams@sidley.com
(ii)    If to Seller, to:
Yum! Brands, Inc.
7100 Corporate Dr.
Plano, Texas 75024
Attention: Erika Burkhardt, Chief Legal Officer
Email: erika.burkhardt@yum.com
with a copy (which will not constitute notice) to:
Mayer Brown LLP
71 South Wacker Drive
Chicago, IL 60606
Attention: Jodi Simala
Email:    jsimala@mayerbrown.com

or to such other individual or address, facsimile number, or email address as a Party may designate for itself by notice given in accordance with this Section 11.4.

Section 11.5United States Dollars. All payments pursuant to this Agreement shall be made by wire transfer in Dollars in immediately available funds to the account or accounts designated in writing by the payee to the payor.
Section 11.6Assignment. This Agreement will be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may, by operation of law or otherwise, assign this Agreement or any of such Party’s rights or obligations under this Agreement without the written Consent of the other Party; provided, however, that Purchaser may assign any or all of its rights and obligations under this Agreement to one or more of its Affiliates without the Consent of Seller, so long as such assignment does not relieve Purchaser of its obligations hereunder; provided, further that, at or after the Closing, Purchaser may collaterally assign any or all of its and obligations under this Agreement to its financing sources (or any agent or trustee therefor) in connection with any debt financing transaction without the Consent of Seller, which assignment shall not relieve Purchaser of its obligations hereunder.
Section 11.7No Third Party Beneficiaries. Except as provided in Section 7.4, Section 7.5(c), Section 7.5(d), Section 7.6, Section 11.16 and ARTICLE X (which is for the benefit of Persons described therein), this Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.
Section 11.8Publicity. Neither Party nor any of their respective Representatives may make any press release or other public disclosure regarding the existence of this Agreement and the Related Agreements, its or their contents, or the transactions contemplated by this Agreement and the Related Agreements without the prior written Consent of the other Party, in any case, as to the form, content, and timing and manner of distribution or publication of such press release or other public disclosure (which Consent may not be unreasonably withheld, conditioned, or delayed). Each Party shall hold confidential the terms and provisions of this Agreement and the Related Agreements. Notwithstanding the foregoing, nothing in this Section 11.8 will prevent either Party or its Representatives from making any press release or other disclosure required by Law or the rules of any applicable stock exchange, in which case the Party required to make such press release or other disclosure shall use commercially reasonable efforts to allow the other Party reasonable time to review and comment on such release or disclosure in advance of its issuance.
Section 11.9Further Assurances.
(a)On and after the Closing Date, upon the request of either Party, the other Party shall execute and deliver such assignments and other instruments as may be reasonably requested by the requesting Party in order to evidence and effectuate the transactions contemplated by this Agreement. Within sixty (60) days after the Closing Date, Seller will make available to Purchaser complete and accurate copies of all applications, registration certificates, correspondence with any Governmental Authority, prosecution file histories, challenges, enforcement and dispute related files, and other material documents related to the Company Registered IP, in each case, to the extent in Seller’s possession or control. If any registration, maintenance and renewal fees are required to be paid for any Company Registered IP prior to Seller making the foregoing available to Purchaser, Seller shall use commercially reasonable efforts to make such payment, subject to Section 7.10, at Purchaser’s expense.
(b)If, at any time after the Closing, any Party (or any of its Affiliates) discovers that it holds any right, asset, or property (including any Contract or Intellectual Property right) that should have been transferred to the other Party or its Affiliates (including the Acquired Companies) pursuant to this Agreement, the Consent of Assignment, the Trademark Assignment Agreement or the IP Confirmation and Assignment Agreement (a “Wrong Pockets Asset”), the Party holding such Wrong Pockets Asset shall, and shall cause its applicable Affiliates to, promptly transfer, assign, convey and deliver such Wrong Pockets Asset to the Party (or its designated Affiliate) entitled thereto for no additional consideration. Until such transfer is completed, the Party holding the Wrong Pockets Asset shall hold it in trust for the benefit of the entitled Party and shall not, unless required by applicable Law, take any action with respect thereto that would be adverse to the interests of the entitled Party. Each Party shall reasonably cooperate to effect any such transfer, including by executing any documents or instruments reasonably necessary to effectuate such transfer. Each Party shall bear its own costs and expenses in connection with any such transfer of a Wrong Pockets Asset.
Section 11.10Severability. If any provision of this Agreement is declared invalid, illegal, or unenforceable, (a) all other provisions of this Agreement will remain in full force and effect and (b) the Parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ intent to the maximum extent permitted by Law.
Section 11.11Entire Agreement. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof. This Agreement together with the Related Agreements (when executed) constitute the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby, and supersede any and all other prior agreements, arrangements and understandings, both written and oral, among the Parties with respect to such subject matter.
Section 11.12No Strict Construction. The Parties have each participated in the negotiation and drafting of the terms of this Agreement. The Parties agree that any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting Party will not apply in interpreting this Agreement.
Section 11.13GOVERNING LAW; CHOICE OF LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER AND THEREUNDER SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. ANY AND ALL ACTIONS AND CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR STATUTE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN), WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OR STATUTE OF LIMITATIONS OF A JURISDICTION OTHER THAN THE STATE OF DELAWARE.
Section 11.14Exclusive Jurisdiction and Venue; WAIVER OF JURY TRIAL.
(a)Except for claims seeking injunctive relief (for which the provisions of Section 11.15 will be applicable) or as otherwise explicitly set forth in a Related Agreement, all disputes, controversies or claims arising out of or relating to this Agreement, the Related Agreements or the transactions contemplated hereby or thereby (whether in contract, tort, equity or otherwise) shall be submitted to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom, or if such court finds that it lacks subject matter jurisdiction, the Superior Court of the State of Delaware and any appellate court therefrom; provided, that if subject matter jurisdiction over the matter that is the subject of the dispute, controversy or claim is vested exclusively in the U.S. federal courts, such dispute or claim shall be heard in the U.S. District Court for the District of Delaware and any appellate court therefrom. Each Party (i) waives, to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such dispute, controversy or claim, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such dispute, controversy or claim brought in one of the above-named courts should be dismissed on grounds of forum non-conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other dispute, controversy or claim in any other court other than one of the above-named courts or that this Agreement or any Related Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (ii) agrees not to commence any such dispute, controversy or claim other than before one of the above-named courts. Notwithstanding the previous sentence, a Party may commence any dispute, controversy or claim in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each Party agrees that a final, non-appealable judgment in any dispute, controversy or claim brought as set forth in this Section 11.14 shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.
(b)Each Party hereby irrevocably consents to the service of process by registered mail or personal service in accordance with Section 11.4.
(c)EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE (INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY SEEKING EQUITABLE RELIEF).
Section 11.15Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other Party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith, and no Party shall assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, nor that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. Without limiting the generality of the foregoing, Seller shall be entitled to specific performance to cause Purchaser or any Purchaser Party to consummate the Closing (including funding the Purchase Price) in accordance with, and subject to, the terms and conditions of this Agreement. For the avoidance of doubt, Purchaser’s obligations under this Agreement, including its obligation to consummate the Closing and pay the Purchase Price, are not conditioned upon obtaining any financing. Purchaser acknowledges and agrees that it has, or at Closing will have, sufficient funds available to consummate the transactions contemplated hereby and that under no circumstance shall the failure to obtain or have available financing be a defense to an action for specific performance or a basis for the failure to consummate the Closing. Any Party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such party is entitled at law or in equity. For the avoidance of doubt, while Seller may pursue both a grant of specific performance and the payment of damages under this Section 11.15, under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance requiring the consummation of the Closing and payment of damages for the failure to consummate the Closing.

Section 11.16Legal Representation. Following consummation of the transactions contemplated hereby, the Acquired Companies’ current and former legal counsel (including Mayer Brown LLP (together, the “Law Firm”)) may serve as counsel to each and any of Seller and its Non-Recourse Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of any other Person (including Seller and its current or former Affiliates), and each of the Parties (on behalf of itself and each of its Non-Recourse Parties) consents thereto and waives any conflict of interest arising therefrom. The decision to represent any of Seller and its Non-Recourse Parties shall be solely that of the Law Firm. Any attorney-client privilege, work product protection or expectation of confidentiality arising out of or as a result of the Law Firm’s representation of Seller or any of its current or former Affiliates in any matter relating in any way to Seller and its current or former Affiliates (including the Acquired Companies prior to the Closing) in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Privileges”) shall survive the Closing and shall remain in full force and effect; provided, that notwithstanding anything to the contrary in this Agreement or any Related Agreement, the Transaction Privileges and all information, data, documents or communications, in any format and by whomever possessed, covered by or subject to any of the Transaction Privileges (collectively, “Transaction Privileged Materials”) shall, from and after the Closing, automatically be assigned and exclusively belong to, and be controlled by, Seller; provided, however, that the foregoing shall not restrict Purchaser’s or the Acquired Companies’ right to access or use any non-privileged books, records or documents of the Acquired Companies. For the avoidance of doubt, as to any Transaction Privileged Materials, Purchaser, together with any of its Affiliates (including, following the Closing, the Acquired Companies), successors or assigns, agrees that no such party may use or rely on any of the Transaction Privileged Materials in any action or claim against or involving any of the Parties or any of their respective Non-Recourse Parties after the Closing, and Seller and its current or former Affiliates shall have the right to assert any of the Transaction Privileges against Purchaser and its Affiliates (including, following the Closing, the Acquired Companies). Purchaser further agrees that, on its own behalf and on behalf of its Affiliates (including, following the Closing, the Acquired Companies), the Law Firm’s retention by or on behalf of the Acquired Companies shall be deemed completed and terminated without any further action by any Person effective as of the Closing. Purchaser shall cause the Acquired Companies and each of their future direct and indirect Subsidiaries and its and their successors and assigns that are not signatories to this Agreement to fulfill and comply with the terms of this Section 11.16 and take any and all other steps necessary to effect the agreements in this Section 11.16.
Section 11.17No Waiver of Privilege; Protection from Disclosure or Use. Nothing in this Agreement will be deemed to be a waiver of any attorney-client privilege, work product protection, or other protection from disclosure or use. The Parties have undertaken reasonable efforts to prevent the disclosure of any information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use but, notwithstanding such efforts, the consummation of the transactions contemplated by this Agreement could result in the inadvertent disclosure of such information. The Parties agree that any such inadvertent disclosure of information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, and further agree to use reasonable best efforts to return any inadvertently disclosed information to the disclosing Party promptly upon becoming aware of its existence. Promptly following the return of any inadvertently disclosed information, the Party returning such information shall destroy any and all copies, summaries, descriptions, or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions, or notes.
Section 11.18Counterparts. This Agreement may be executed in counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform

Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable Law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the Parties to invoke any law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a Party’s intent or the effectiveness of such signature. No Party shall raise the use of the delivery of signatures to this Agreement in electronic format as a defense to the formation of a contract and each such Party forever waives any such defense.
[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

PURCHASER:

YUM CHINA HOLDINGS, INC.

By: /s/ Joey Wat _________________
Name:     Joey Wat
Title:    Chief Executive Officer

SELLER:

YUM! BRANDS, INC.

By: /s/ Chris Turner________________
Name:     Chris Turner
Title:    Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]

EXHIBIT A

A&R KFC/TB MLA

EXHIBIT B

CO-EXISTENCE AGREEMENT

EXHIBIT C

IP CONFIRMATION AND ASSIGNMENT AGREEMENT

EXHIBIT D

PIZZA HUT PRC LICENSE AGREEMENT